Exhibit 99.1

Revised Financial Information and Disclosures from Eaton Vance Corp.’s Annual Report on Form 10-K for the Year Ended October 31, 2009.

TABLE OF CONTENTS

		Page Number Reference
Part II
Item 6.	Selected Financial Data	2
Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations	3
Item 8.	Financial Statements and Supplementary Data	31

Item 6. Selected Financial Data

The following table contains selected financial data for the last five years. This data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in Item 7 and our Consolidated Financial Statements and Notes to Consolidated Financial Statements included in Item 8 of this Annual Report on Form 10-K. Certain prior year amounts have been updated to reflect the retrospective adoption of new authoritative accounting guidance under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 260, Earnings per Share, and ASC Topic 810, Consolidation. For more information please refer to Note 1, Summary of Significant Accounting Policies, in Item 8.

Financial Highlights

	For the Years Ended October 31,
(in thousands, except per share data)	2009	2008	2007	2006	2005
Income Statement Data:
Revenue	$890,371	$1,095,800	$1,084,100	$862,194	$753,175
Net income (1)	135,525	202,816	149,069	164,480	143,743
Net income attributable to non- controlling interests	5,418	7,153	6,258	5,103	5,037
Net income attributable to Eaton Vance Corp. shareholders	130,107	195,663	142,811	159,377	138,706

Balance Sheet Data:
Total assets	$1,075,067	$968,355	$966,831	$668,195	$702,544
Long-term debt(2)	500,000	500,000	500,000	—	75,467
Redeemable non-controlling interests (temporary equity)	43,871	72,137	73,422	64,046	54,014
Total Eaton Vance Corp. shareholders’ equity	306,969	178,518	163,970	441,984	426,902
Non-redeemable non-controlling interests	91	—	—	—	—
Total permanent equity	307,060	178,518	163,970	441,984	426,902

Per Share Data:
Earning per share before cumulative effect of change in accounting principle:
Basic earnings	$1.11	$1.69	$1.15	$1.25	$1.05
Diluted earnings	1.07	1.57	1.05	1.18	0.99
Earnings per share:
Basic earnings	1.11	1.69	1.15	1.24	1.05
Diluted earnings	1.07	1.57	1.05	1.17	0.99
Cash dividends declared	0.625	0.605	0.510	0.420	0.340

(1)
Net income includes structuring fee expenses of $2.7 million, $76.0 million, $1.6 million and $9.3 million in fiscal 2009, 2007, 2006 and 2005, respectively, associated with closed-end fund offerings in each of those years. In addition, in fiscal 2007 the Company made payments totaling $52.2 million to terminate compensation agreements in respect of certain previously offered closed-end funds.

(2)	In fiscal 2007, the Company offered $500.0 million of 6.5 percent ten-year senior notes. In fiscal 2006, EVM retired its outstanding zero-coupon exchangeable notes.

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations

This Item includes statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding our expectations, intentions or strategies regarding the future. All statements, other than statements of historical facts, included in this Form 10-K regarding our financial position, business strategy and other plans and objectives for future operations are forward-looking statements. Although we believe that the assumptions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations reflected in such forward-looking statements will prove to have been correct or that we will take any actions that may presently be planned. Certain important factors that could cause actual results to differ materially from our expectations are disclosed in Item 1A, “Risk Factors.” All subsequent written or oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by such factors.

General

Our principal business is managing investment funds and providing investment management and counseling services to high-net-worth individuals and institutions. Our core strategy is to develop and sustain management expertise across a range of investment disciplines and to offer leading investment products and services through multiple distribution channels. In executing this strategy, we have developed a broadly diversified product line and a powerful marketing, distribution and customer service capability. Although we manage and distribute a wide range of products and services, we operate in one business segment, namely as an investment adviser to funds and separate accounts.

We are a market leader in a number of investment areas, including tax-managed equity, value equity, equity income, emerging market equity, floating-rate bank loan, municipal bond, investment grade, global and high-yield bond investing. Our diversified product line offers fund shareholders, retail managed account investors, institutional investors and high-net-worth clients a wide range of products and services designed and managed to generate attractive risk-adjusted returns over the long term. Our equity products encompass a diversity of investment objectives, risk profiles, income levels and geographic representation. Our income investment products cover a broad duration and credit quality range and encompass both taxable and tax-free investments. As of October 31, 2009, we had $154.9 billion in assets under management.

Our principal retail marketing strategy is to distribute funds and separately managed accounts through financial intermediaries in the advice channel. We have a broad reach in this marketplace, with distribution partners including national and regional broker/dealers, independent broker/dealers, independent financial advisory firms, banks and insurance companies. We support these distribution partners with a team of more than 130 sales professionals covering U.S. and international markets. Specialized sales and marketing professionals in our Wealth Management Solutions Group serve as a resource to financial advisors seeking to help high-net-worth clients address wealth management issues and support the marketing of our products and services tailored to this marketplace.

We also commit significant resources to serving institutional and high-net-worth clients who access investment management services on a direct basis. Through our wholly owned affiliates and consolidated subsidiaries we manage investments for a broad range of clients in the institutional and high-net-worth marketplace, including corporations, endowments, foundations, family offices and public and private employee retirement plans. Specialized sales teams at our affiliates develop relationships in this market and deal directly with these clients.

Our revenue is derived primarily from investment advisory, administration, distribution and service fees received from Eaton Vance funds and investment advisory fees received from separate accounts. Our fees are based primarily on the value of the investment portfolios we manage and fluctuate with changes in the total value and mix of assets under management. Such fees are recognized over the period that we manage these assets. Our major expenses are employee compensation, distribution-related expenses, amortization of deferred sales commissions, facilities expense and information technology expense.

Our discussion and analysis of our financial condition and results of operations are based upon our Consolidated Financial Statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses and related disclosures of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates, including those related to deferred sales commissions, goodwill and intangible assets, income taxes, investments and stock-based compensation. We base our estimates on historical experience and on various assumptions that we believe to be reasonable under current circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily available from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Market Developments

Global equity and fixed income markets experienced significant volatility in the twelve months coinciding with our fiscal 2009. The S&P 500 Index declined 31 percent from October 31, 2008 to the March market bottom, reaching 12 year lows. Equity markets then rallied nearly 50 percent off the bottom through October 31, 2009, putting the S&P 500 at the end of our fiscal year 7 percent above its level at the start of our fiscal year. Even with the recent market rally, business conditions remain challenging. Although ending assets under management increased 26 percent year over year, reflecting strong net inflows and the impact of recovering equity markets in the second half of our fiscal year, average assets under management were 13 percent lower, resulting in a significant decline in fiscal 2009 revenue relative to fiscal 2008. Although we took steps to reduce costs in response to prevailing market conditions, our fiscal 2009 profit margins and net income were also adversely affected.

Adverse market conditions affect our 1) asset levels, 2) operating results and 3) the recoverability of our investments.

Asset Levels

In fiscal 2009, we experienced a decline in revenue relative to fiscal 2008, primarily reflecting declines in average managed assets due to falling market values in the first half of the fiscal year. Average assets under management were $132.7 billion in fiscal 2009 compared to $153.2 billion in fiscal 2008. The first quarter 2009 acquisition of the Tax Advantaged Bond Strategies (“TABS”) business of M.D. Sass Investors Services (“MD Sass”), which has a lower effective management fee rate than our overall business, contributed to a decline in our average effective fee rate to 67 basis points in fiscal 2009 from 72 basis points fiscal 2008, as did significant growth in our separate account business, which earns lower fees on average than funds.

As a matter of course, investors in our sponsored open-end funds and separate accounts have the ability to redeem their shares or investments at any time, without prior notice, and there are no material restrictions that would prevent investors from doing so.

Operating Results

In fiscal 2009 our revenue fell by $205.4 million, or 19 percent, from fiscal 2008. Our operating expenses declined by $74.9 million, or 10 percent, in the same period. In falling markets, we benefit by having certain expenses tied to asset levels that decline as assets under management decline, such as certain distribution and service fees. We also have expenses that adjust to decreases in operating earnings, such as the performance-based management incentives we accrue. Our sales-related expenses, including sales incentives, vary with the level of sales and the rate we pay to acquire those assets. The variability of these expenses helps to partially offset lower revenue from declining markets. Beyond these substantially self-compensating expense adjustments, we also reduced certain discretionary expenses.

Recoverability of our Investments

We test our investments, including our investments in collateralized debt obligation (“CDO”) entities and investments classified as available-for-sale, for impairment on a quarterly basis. Our investments in CDO entities, which have been the subject of past impairments, have been reduced to $2.1 million at October 31, 2009, reflecting impairment losses of $1.9 million recognized in fiscal 2009. Unrealized gains on investments classified as available-for-sale, net of tax, totaled $1.3 million on October 31, 2009 compared to unrealized losses of $2.0 million on October 31, 2008. We evaluate our investments in CDO entities and investments classified as available-for-sale for impairment using quantitative factors, including how long the investment has been in a net unrealized loss position, and qualitative factors, including the underlying credit quality of the issuer and our ability and intent to hold the investment. If markets deteriorate during the quarters ahead, our assessment of impairment on a quantitative basis may lead us to impair investments in CDO entities or investments classified as available-for-sale in future quarters that were in an unrealized loss position at October 31, 2009.

We test our investments in affiliates and goodwill in the fourth quarter of each fiscal year, or as facts and circumstances indicate that additional analysis is warranted. There have been no significant changes in financial condition in fiscal 2009 that would indicate that an impairment loss exists at October 31, 2009.

We periodically review our deferred sales commissions and identifiable intangible assets for impairment as events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. There have been no significant changes in financial condition in fiscal 2009 that would indicate that an impairment loss exists at October 31, 2009.

Assets Under Management

Assets under management of $154.9 billion on October 31, 2009 were 26 percent higher than the $123.1 billion reported a year earlier, reflecting improving securities prices and strong open-end fund, high-net worth and institutional and retail managed account gross and net inflows and the $275.0 million initial public offering of Eaton Vance National Municipal Opportunities Trust in May. Long-term fund net inflows of $3.4 billion over the last fiscal year reflect $7.4 billion of open-end fund net inflows, offset by $4.0 billion of private fund net outflows. Net outflows from private and closed-end funds include net reductions in fund leverage of $1.4 billion and $0.5 billion, respectively, in the fiscal year. High-net-worth separate account net inflows were $7.9 billion and retail managed account net inflows were $2.1 billion. Market price appreciation, reflecting recovering equity markets, contributed $11.2 billion, while an increase in cash management assets contributed an additional $0.3 billion.

On December 31, 2008, the Company acquired the TABS business of MD Sass, a privately held investment manager based in New York. The acquired TABS business managed $6.9 billion in client assets on December 31, 2008, consisting of $4.8 billion in institutional and high-net-worth family office accounts and $2.1 billion in retail managed accounts. Subsequent to closing, the TABS business was reorganized as the TABS division of Eaton Vance Management (“EVM”). TABS maintains its former leadership, portfolio team, investment strategies and New York location. Its tax-advantaged income products and services continue to be offered directly to institutional and family office clients, and are now offered by Eaton Vance Distributors, Inc. (“EVD”) to retail investors through financial intermediaries.

Ending Assets Under Management by Investment Category(1)

	October 31,						2009	2008
(in millions)	2009	% of Total	2008	% of Total	2007	% of Total	vs. 2008	vs. 2007
Equity	$96,140	62%	$81,029	66%	$108,416	67%	19%	–25%
Fixed income	41,309	27%	27,414	22%	31,838	20%	51%	–14%
Floating-rate bank loan	17,447	11%	14,644	12%	21,417	13%	19%	–32%
Total	$154,896	100%	$123,087	100%	$161,671	100%	26%	–24%

(1)	Includes funds and separate accounts.

Assets under management consist mainly of securities that are actively traded. The percentage of assets under management for which we estimate fair value is not material to the value of assets under management in total.

Equity assets under management included $31.4 billion, $34.9 billion and $55.1 billion of equity funds managed for after-tax returns on October 31, 2009, 2008 and 2007, respectively. Fixed income assets included $16.4 billion, $14.2 billion and $17.7 billion of tax-exempt municipal bond fund assets and $1.4 billion, $1.1 billion and $1.6 billion of cash management fund assets on October 31, 2009, 2008 and 2007, respectively.

Long-Term Fund and Separate Account Net Flows

	For the Years Ended October 31,			2009 vs.	2008 vs.
(in millions)	2009	2008	2007	2008	2007
Long-term funds:
Open-end funds	$7,397	$8,426	$7,773	–12%	8%
Closed-end funds	(9)	(613)	10,030	–99%	NM (2)
Private funds	(3,960)	(1,141)	1,531	247%	NM
Total long-term fund net inflows	3,428	6,672	19,334	–49%	–65%
HNW and institutional accounts (1)	7,912	2,450	(168)	223%	NM
Retail managed accounts	2,118	5,581	3,746	–62%	49%
Total separate account net inflows	10,030	8,031	3,578	25%	124%
Total net inflows	$13,458	$14,703	$22,912	–8%	–36%

(1)	High-net-worth (“HNW”)
(2)	Not meaningful (“NM”)

Net inflows totaled $13.5 billion in fiscal 2009 compared to $14.7 billion in fiscal 2008 and $22.9 billion in fiscal 2007. Open-end fund net inflows of $7.4 billion, $8.4 billion and $7.8 billion in fiscal 2009, 2008 and 2007, respectively, reflect gross inflows of $23.1 billion, $25.9 billion and $20.7 billion, respectively, net of redemptions of $15.7 billion, $17.5 billion and $12.9 billion, respectively. Closed-end fund net outflows in fiscal 2009 reflect the $0.3 billion offering of Eaton Vance National Municipal Opportunities Trust and $0.2 billion of reinvested dividends offset by $0.5 billion in reduced portfolio leverage. Private funds, which include privately offered equity and bank loan funds as well as CDO entities, had net outflows of $4.0 billion and $1.1 billion in fiscal 2009 and 2008, respectively, compared to net inflows of $1.5 billion in fiscal 2007. Approximately $1.4 billion, $0.5 billion and $1.1 billion of private fund outflows in fiscal 2009, 2008 and 2007 can be attributed to reductions in portfolio leverage. Reductions in portfolio leverage in closed-end and private funds reflect paydowns necessary to maintain minimum debt coverage ratios in declining markets.

Separate account net inflows totaled $10.0 billion in fiscal 2009 compared to net inflows of $8.0 billion and $3.6 billion in fiscal 2008 and 2007, respectively. High-net-worth and institutional account net inflows totaled $7.9 billion in fiscal 2009 compared to net inflows of $2.4 billion in fiscal 2008 and net outflows of $0.2 billion in fiscal 2007, reflecting gross inflows of $13.0 billion, $7.8 billion and $4.8 billion in fiscal 2009, 2008 and 2007, respectively, net of redemptions of $5.1 billion, $5.4 billion and $5.0 billion, respectively. Retail managed account net inflows totaled $2.1 billion, $5.6 billion and $3.7 billion in fiscal 2009, 2008 and 2007, respectively, reflecting gross inflows of $8.4 billion, $9.8 billion and $6.2 billion, respectively, net of redemptions of $6.3 billion, $4.2 billion and $2.4 billion, respectively.

The following table summarizes the asset flows by investment category for the fiscal years ended October 31, 2009, 2008 and 2007:

Asset Flows

	For the Years Ended October 31,			2009 vs	2008 vs
(in millions)	2009	2008	2007	2008	2007
Equity fund assets — beginning	$51,956	$72,928	$50,683	–29%	44%
Sales/inflows	14,108	18,528	21,278	–24%	–13%
Redemptions/outflows	(12,667)	(10,818)	(6,343)	17%	71%
Exchanges	(77)	(196)	3	–61%	NM
Market value change	1,459	(28,486)	7,307	NM	NM
Equity fund assets — ending	54,779	51,956	72,928	5%	–29%
Fixed income fund assets — beginning	20,382	24,617	21,466	–17%	15%
Sales/inflows	6,994	5,888	7,512	19%	–22%
Redemptions/outflows	(5,026)	(5,316)	(3,512)	–5%	51%
Exchanges	106	184	(41)	–42%	NM
Market value change	2,514	(4,991)	(808)	NM	518%
Fixed income fund assets — ending	24,970	20,382	24,617	23%	–17%
Floating-rate bank loan fund assets — beginning	13,806	20,381	19,982	–32%	2%
Sales/inflows	4,270	3,691	6,630	16%	–44%
Redemptions/outflows	(4,251)	(5,301)	(6,231)	–20%	–15%
Exchanges	3	(347)	(136)	NM	155%
Market value change	2,624	(4,618)	136	NM	NM
Floating-rate bank loan fund assets — ending	16,452	13,806	20,381	19%	–32%
Total long-term fund assets — beginning	86,144	117,926	92,131	–27%	28%
Sales/inflows	25,372	28,107	35,420	–10%	–21%
Redemptions/outflows	(21,944)	(21,435)	(16,086)	2%	33%
Exchanges	32	(359)	(174)	NM	106%
Market value change	6,597	(38,095)	6,635	NM	NM
Total long-term fund assets — ending	96,201	86,144	117,926	12%	–27%
Separate accounts — beginning	35,832	42,160	33,048	–15%	28%
Inflows — HNW and institutional	13,015	7,813	4,836	67%	62%
Outflows — HNW and institutional	(5,103)	(5,363)	(5,004)	–5%	7%
Inflows — retail managed accounts	8,379	9,754	6,160	–14%	58%
Outflows — retail managed accounts	(6,261)	(4,173)	(2,414)	50%	73%
Market value change	4,563	(14,359)	5,264	NM	NM
Assets acquired	6,853	—	270	NM	–100%
Separate accounts — ending	57,278	35,832	42,160	60%	–15%
Cash management fund assets — ending	1,417	1,111	1,585	28%	–30%
Assets under management — ending	$154,896	$123,087	$161,671	26%	–24%

Ending Assets Under Management by Asset Class

	October 31,						2009	2008
(in millions)	2009	% of Total	2008	% of Total	2007	% of Total	vs. 2008	vs. 2007
Open-end funds:
Class A	$34,608	22%	$28,659	23%	$35,360	22%	21%	–19%
Class B	2,297	2%	2,831	2%	6,035	4%	–19%	–53%
Class C	8,102	5%	6,939	6%	10,098	6%	17%	–31%
Class I	10,727	7%	4,148	4%	3,654	2%	159%	14%
Other (1)	1,110	1%	1,294	1%	715	0%	–14%	81%
Total open-end funds	56,844	37%	43,871	36%	55,862	34%	30%	–21%
Private funds (2)	17,612	11%	21,193	17%	30,058	19%	–17%	–29%
Closed-end funds	23,162	15%	22,191	18%	33,591	21%	4%	–34%
Total fund assets	97,618	63%	87,255	71%	119,511	74%	12%	–27%
HNW and institutional account assets	36,860	24%	21,293	17%	27,372	17%	73%	–22%
Retail managed account assets	20,418	13%	14,539	12%	14,788	9%	40%	–2%
Total separate account assets	57,278	37%	35,832	29%	42,160	26%	60%	–15%
Total	$154,896	100%	$123,087	100%	$161,671	100%	26%	–24%

(1)	Includes other classes of Eaton Vance open-end funds.
(2)	Includes privately offered equity and bank loan funds and CDO entities.

We currently sell our sponsored open-end mutual funds under four primary pricing structures: front-end load commission (“Class A”); spread-load commission (“Class B”); level-load commission (“Class C”); and institutional no-load (“Class I”). We waive the front-end sales load on Class A shares under certain circumstances. In such cases, the shares are sold at net asset value.

Fund assets represented 63 percent of total assets under management on October 31, 2009, down from 71 percent on October 31, 2008 and 74 percent on October 31, 2007, while separate account assets, which include high-net-worth, institutional and retail managed account assets, increased to 37 percent of total assets under management on October 31, 2009, from 29 percent on October 31, 2008 and 26 percent on October 31, 2007. The 12 percent increase in fund assets under management in fiscal 2009 reflects internal growth of 6 percent and market appreciation of $6.6 billion offset by net reductions in fund leverage of $1.9 billion. The 6 percent internal growth rate excludes the effect of portfolio deleveraging. The increase in separate account assets under management in fiscal 2009 reflects internal growth of 28 percent, $6.9 billion of managed assets acquired in connection with the TABS purchase and market appreciation of $4.6 billion. The 28 percent internal growth rate excludes the effect of the TABS acquisition.

Average assets under management presented in the following table represent a monthly average by asset class. This table is intended to provide information useful in the analysis of our asset-based revenue and distribution expenses. With the exception of our separate account investment advisory fees, which are generally calculated as a percentage of either beginning, average or ending quarterly assets, our investment advisory, administration, distribution and service fees, as well as certain expenses, are generally calculated as a percentage of average daily assets.

Average Assets Under Management by Asset Class (1)

	For the Years Ended October 31,			2009 vs.	2008 vs
(in millions)	2009	2008	2007	2008	2007
Open-end funds:
Class A	$30,676	$34,969	$31,770	–12%	10%
Class B	2,403	4,554	6,384	–47%	–29%
Class C	7,002	9,097	9,381	–23%	–3%
Class I	6,601	3,882	3,030	70%	28%
Other (2)	1,168	1,168	418	0%	179%
Total open-end funds	47,850	53,670	50,983	–11%	5%
Private funds (3)	17,915	27,024	28,465	–34%	–5%
Closed-end funds	21,290	29,898	29,920	–29%	0%
Total fund assets	87,055	110,592	109,368	–21%	1%
HNW and institutional account assets	28,576	26,603	24,597	7%	8%
Retail managed account assets	17,053	15,964	12,008	7%	33%
Total separate account assets	45,629	42,567	36,605	7%	16%
Total	$132,684	$153,159	$145,973	–13%	5%

(1)	Assets under management attributable to acquisitions that closed during the relevant periods are included on a weighted average basis for the period from their respective closing dates.
(2)	Includes other classes of Eaton Vance open-end funds.
(3)	Includes privately offered equity and bank loan funds and CDO entities.

Results of Operations

The following table summarizes Eaton Vance Corp.’s operating performance for the years ended October 31, 2009, 2008 and 2007.

	For the Years Ended October 31,			2009 vs.	2008 vs.
(in thousands, except per share data)	2009	2008	2007	2008	2007
Net income attributable to Eaton Vance Corp. shareholders	$130,107	$195,663	$142,811	–34%	37%
Earnings per share:
Basic	$1.11	$1.69	$1.15	–34%	47%
Diluted	$1.07	$1.57	$1.05	–32%	50%
Operating margin	26%	33%	21%	NM	NM

We reported net income attributable to Eaton Vance Corp. shareholders of $130.1 million, or $1.07 per diluted share, in fiscal 2009 compared to $195.7 million, or $1.57 per diluted share, in fiscal 2008. The decrease in net income attributable to Eaton Vance Corp. shareholders of $65.6 million, or $0.50 per diluted share, can be primarily attributed to the following:

•	A decrease in revenue of $205.4 million, or 19 percent, primarily due to the 13 percent decrease in average assets under management and a decrease in our annualized effective fee rate to 67 basis points in fiscal 2009 from 72 basis points in fiscal 2008. The decrease in our annualized effective fee rate can be attributed to the increase in average separate account assets under management as a percentage of total average assets under management primarily as a result of the TABS acquisition in December 2008.

•	A decrease in expenses of $74.9 million, or 10 percent, due to decreases in compensation expense, distribution expense, service fee expense, fund expenses and the amortization of deferred sales commissions, primarily reflecting decreases in both average assets under management and revenue.

•	A decrease in interest income of $7.4 million, or 66 percent, reflecting a modest decrease in average cash balances compounded by a substantial decrease in effective interest rates over the last twelve months.

•	An increase in unrealized gains on investments in separate accounts of $11.3 million, reflecting improving equity markets in the second half of fiscal 2009.

•	A decrease in impairment losses on investments in CDO entities of $11.3 million.

•	A decrease in income taxes of $54.1 million, or 43 percent, reflecting the 36 percent decrease in taxable income year-over-year, a decrease in our state effective tax rate and a $5.2 million tax adjustment recorded in the fourth quarter related to stock-based compensation expense.

•	A decrease in the equity in net income (loss) of affiliates of $6.2 million, reflecting decreases in the net income of Lloyd George Management and a private equity partnership.

•	A decrease in net income attributable to non-controlling interest holders of $1.7 million, primarily reflecting a $2.8 million adjustment to net income attributable to non-controlling interest holders in fiscal 2008 partially offset by an increase in the profitability of majority owned subsidiaries and consolidated funds.

•	A decrease in weighted average diluted shares outstanding of 3.9 million shares, or 3 percent, primarily reflecting a decrease in the number of in-the-money share options included in the calculation of weighted average diluted shares outstanding and modest stock buybacks over the last twelve months.

We reported net income attributable to Eaton Vance Corp. shareholders of $195.7 million, or $1.57 per diluted share, in fiscal 2008 compared to $142.8 million, or $1.05 per diluted share, in fiscal 2007. The increase in net income attributable to Eaton Vance Corp. shareholders of $52.9 million, or $0.52 per diluted share, can be primarily attributed to the following:

•	An increase in revenue of $11.7 million, or 1 percent, primarily due to increases in investment advisory, administration and service fees attributed to the 5 percent increase in average assets under management. These increases were partially offset by decreases in distribution and underwriter fees due to a decrease in average assets under management subject to these fees and a decrease in other revenue due to net realized and unrealized losses recognized on investments in consolidated funds. Net realized and unrealized losses on investments held in the portfolios of consolidated funds totaled $9.6 million in fiscal 2008, compared to net realized and unrealized gains of $2.5 million in fiscal 2007.

•	A decrease in expenses of $119.1 million, or 14 percent, due to decreases in compensation expense, distribution expense and the amortization of deferred sales commissions. These decreases were partially offset by increases in service fee expense, fund expenses and other expenses. The $131.9 million decrease in distribution expense can be primarily attributed to the fiscal 2007 payment of one-time structuring fees related to closed-end funds and fiscal 2007 payments made to terminate dealer compensation agreements related to certain previously offered closed-end funds, which together totaled $128.2 million.

•	An increase in interest expense of $30.7 million due to our $500.0 million senior note offering on October 2, 2007.

•	An increase in net realized and unrealized losses of $3.1 million associated with seed investments in separately managed accounts.

•	An increase in impairment losses on investments in CDO entities of $13.2 million.

•	An increase in income taxes of $32.0 million, or 34 percent, reflecting the increase in taxable income.
•	A decrease in weighted average diluted shares outstanding of 10.7 million shares, or 8 percent, reflecting share repurchases funded primarily by our $500.0 million senior note offering on October 2, 2007.

In evaluating operating performance we consider operating income and net income attributable to Eaton Vance Corp. shareholders, which are calculated on a basis consistent with GAAP, as well as adjusted operating income, an internally derived non-GAAP performance measure. We define adjusted operating income as operating income excluding the results of consolidated funds and adding back stock-based compensation, any write-off of intangible assets or goodwill associated with our acquisitions and other items we consider non-operating in nature. We believe that adjusted operating income is a key indicator of our ongoing profitability and therefore use this measure as the basis for calculating performance-based management incentives. Adjusted operating income is not, and should not be construed to be, a substitute for operating income computed in accordance with GAAP. However, in assessing the performance of the business, our management and our Board of Directors look at adjusted operating income as a measure of underlying performance, since operating results of consolidated funds and amounts resulting from one-time events do not necessarily represent normal results of operations. In addition, when assessing performance, management and the Board look at performance both with and without stock-based compensation, a non-cash operating expense.

The following table provides a reconciliation of operating income to adjusted operating income for the fiscal years ended October 31, 2009, 2008 and 2007:

	For the Years Ended October 31,			2009 vs.	2008 vs.
(in thousands)	2009	2008	2007	2008	2007
Operating income	$233,220	$363,752	$232,937	–36%	56%
Operating (income) losses of consolidated funds	(1,925)	8,268	(271)	NM	NM
Closed-end fund structuring fees	2,677	—	75,998	NM	NM
Payments to terminate closed- end fund compensation agreements	—	—	52,178	NM	NM
Stock-based compensation	41,670	39,422	43,304	6%	–9%
Adjusted operating income	$275,642	$411,442	$404,146	–33%	2%
Adjusted operating margin	31%	38%	37%

Revenue

Our average overall effective fee rate (total revenue, excluding other revenue, as a percentage of average assets under management) was 67 basis points in fiscal 2009 compared to 72 basis points in fiscal 2008 and 74 basis points in fiscal 2007. The decrease in our average overall effective fee rate in both fiscal 2009 and 2008 can be attributed to the increase in separate account assets under management as a percentage of total average assets under management and the decline in average assets under management subject to distribution and service fees.

	For the Years Ended October 31,			2009 vs.	2008 vs.
(in thousands)	2009	2008	2007	2008	2007
Investment advisory and administration fees	$683,820	$815,706	$773,612	–16%	5%
Distribution and underwriter fees	85,234	128,940	148,369	–34%	–13%
Service fees	116,331	155,091	154,736	–25%	0%
Other revenue	4,986	(3,937)	7,383	NM	NM
Total revenue	$890,371	$1,095,800	$1,084,100	–19%	1%

Investment advisory and administration fees

Investment advisory and administration fees are determined by contractual agreements with our sponsored funds and separate accounts and are generally based upon a percentage of the market value of assets under management. Net asset flows and changes in the market value of managed assets affect the amount of managed assets on which investment advisory and administration fees are earned, while changes in asset mix among different investment disciplines and products affect our average effective fee rate. Investment advisory and administration fees represented 77 percent of total revenue in fiscal 2009 compared to 74 percent and 71 percent in fiscal 2008 and 2007, respectively.

The decrease in investment advisory and administration fees of 16 percent, or $131.9 million, in fiscal 2009 can be attributed to a 13 percent decrease in average assets under management and a decrease in our average effective investment advisory and administration fee rate due to a change in product mix. Fund assets, which had an average effective fee rate of 62 basis points in both fiscal 2009 and 2008, decreased as a percentage of total assets under management, while separately managed account assets, which had an average effective fee rate of 32 basis points in fiscal 2009 and 31 basis points in fiscal 2008, increased as a percentage of total assets under management. The increase in separately managed account assets as a percentage of total assets under management can be attributed to the TABS acquisition, which contributed $6.9 billion in new separately managed account assets on December 31, 2008, and strong institutional separate account net inflows at EVM and Parametric Portfolio Associates over the past twelve months.

The increase in investment advisory and administration fees of 5 percent, or $42.1 million, in fiscal 2008 can be attributed to a 5 percent increase in average assets under management. Fund average effective fee rates increased to 62 basis points in fiscal 2008 from 60 basis points in fiscal 2007, reflecting the impact of higher fee closed-end funds offered in fiscal 2007 as well as a reduction in certain contractual closed-end fund advisory fee waivers. Separately managed account average effective fee rates were 31 basis points in both fiscal 2008 and 2007.

Distribution and underwriter fees

Distribution plan payments, which are made under contractual agreements with our sponsored funds, are calculated as a percentage of average assets under management in certain share classes of our mutual funds, as well as certain private funds. These fees fluctuate with both the level of average assets under management and the relative mix of assets. Underwriter commissions are earned on the sale of shares of our sponsored mutual funds on which investors pay a sales charge at the time of purchase (Class A share sales). Sales charges and underwriter commissions are waived or reduced on sales that exceed specified minimum amounts and on certain categories of sales. Underwriter commissions fluctuate with the level of Class A share sales and the mix of Class A shares offered with and without sales charges.

Distribution plan payments decreased 34 percent, or $38.8 million, to $77.0 million in fiscal 2009, reflecting decreases in average Class A, Class B, Class C and certain private fund assets subject to distribution fees. Class A share distribution fees decreased by 42 percent, or $0.9 million, to $1.2 million, reflecting a 43 percent decrease in average Class A share assets that are subject to distribution fees. Class B share distribution fees decreased by 45 percent, or $16.5 million, to $19.9 million, reflecting a decrease in average Class B share assets under management of 47 percent year-over-year. Class C and certain private fund distribution fees decreased by 24 percent and 54 percent, or $15.3 million and $6.4 million, to $49.8 million and $5.4 million, respectively, reflecting decreases in average assets subject to distribution fees of 23 percent and 64 percent, respectively. Underwriter fees and other distribution income decreased 37 percent, or $4.9 million, to $8.2 million in fiscal 2009, reflecting a decrease of $1.9 million in underwriter fees received on sales of Class A shares, a decrease of $2.0 million in contingent deferred sales charges received on certain Class A share redemptions and a decrease of $1.0 million in other distribution income.

Distribution plan payments decreased 13 percent, or $17.6 million, to $115.8 million in fiscal 2008, reflecting decreases in average Class A, Class B, Class C and certain private fund assets subject to distribution fees. Class A share distribution fees decreased by 9 percent, or $0.2 million, to $2.1 million, reflecting a 9 percent decrease in average Class A share assets that are subject to distribution fees. Class B share distribution fees decreased by 27 percent, or $13.2 million, to $36.4 million, reflecting a decrease in average Class B share assets under management of 29 percent year-over-year. Class C and certain private fund distribution fees decreased by 4 percent and 15 percent, or $2.5 million and $2.0 million, to $65.0 million and $11.7 million, respectively, reflecting decreases in average assets subject to distribution fees of 3 percent and 13 percent, respectively. Underwriter fees and other distribution income decreased 12 percent, or $1.9 million, to $13.2 million in fiscal 2008, reflecting a decrease of $2.6 million in underwriter fees received on sales of Class A shares partially offset by an increase of $1.1 million in contingent deferred sales charged received on certain Class A share redemptions.

Service fees

Service plan payments, which are received under contractual agreements with our sponsored funds, are calculated as a percent of average assets under management in specific share classes of our mutual funds (principally Classes A, B and C) as well as certain private funds. Service fees represent payments made by sponsored funds to EVD as principal underwriter for service and/or the maintenance of shareholder accounts. Service fee revenue decreased 25 percent, or $38.8 million, to $116.3 million in fiscal 2009, primarily reflecting a 24 percent decrease in average assets under management in funds and classes of funds subject to service fees. Service revenue was flat in fiscal 2008, reflecting little change in average assets under management in classes of funds subject to service fees.

Other revenue

Other revenue, which consists primarily of shareholder service fees, miscellaneous dealer income, custody fees and investment income earned by consolidated funds and certain limited partnerships, increased by $8.9 million in fiscal 2009, primarily reflecting an increase in realized and unrealized gains recognized on securities held in the portfolios of consolidated funds and certain limited partnerships offset by decreases in miscellaneous dealer income. Other revenue in fiscal 2009 includes $1.3 million of net investment gains (net realized and unrealized gains plus dividend income earned) related to consolidated funds and certain limited partnerships for the period during which they were consolidated, compared to $8.2 million of net investment losses (net realized and unrealized losses offset in part by dividend income earned) in fiscal 2008.

Other revenue decreased by $11.3 million in fiscal 2008, primarily reflecting an increase in net realized and unrealized losses recognized on securities held in the portfolios of consolidated funds and certain limited partnerships. Other revenue for fiscal 2008 includes $8.2 million of net investment losses related to consolidated funds and certain limited partnerships for the period during which they were consolidated, compared to $2.7 million of net investment income fiscal 2007.

Expenses

Operating expenses decreased by 10 percent and 14 percent, or $74.9 million and $119.1 million, in fiscal 2009 and 2008, respectively, reflecting decreases in substantially all expense categories with the exception of other expenses, as more fully described below.

	For the Years Ended October 31,			2009 vs.	2008 vs.
(in thousands)	2009	2008	2007	2008	2007
Compensation of officers and employees:
Cash compensation	$251,392	$263,257	$273,659	–5%	–4%
Stock-based compensation	41,670	39,422	43,304	6%	–9%
Total compensation of officers and employees	293,062	302,679	316,963	–3%	–5%
Distribution expense(1)	95,988	122,930	254,859	–22%	–52%
Service fee expense	94,468	129,287	121,748	–27%	6%
Amortization of deferred sales commissions	35,178	47,811	55,060	–26%	–13%
Fund expenses	22,432	24,684	19,974	–9%	24%
Other expenses(1)	116,023	104,657	82,559	11%	27%
Total expenses	$657,151	$732,048	$851,163	–10%	–14%

(1)	Certain amounts from prior years have been reclassified to conform to the current year presentation. See Note 1 in Item 8 for further discussion of this change.

Compensation of officers and employees

Compensation expense decreased by 3 percent, or $9.6 million, in fiscal 2009, reflecting decreases in sales-based, revenue-based and operating income-based incentives, offset by increases in base salaries and employee benefits, stock-based compensation and other compensation, including severance costs. Sales and revenue-based incentives decreased by 13 percent, or $6.1 million, primarily reflecting a decrease in open-end gross sales and a realignment of our sales incentive compensation structure. Operating income-based incentives decreased by 18 percent, or $14.2 million, reflecting a decrease in adjusted operating income partially offset by an increase in the rate at which operating income-based incentives were accrued. Base compensation and employee benefits increased by 6 percent, or $7.7 million, primarily reflecting a 4 percent increase in average headcount. Stock-based compensation increased by 6 percent, or $2.4 million, primarily reflecting the 4 percent increase in average headcount. Other compensation expense increased by 28 percent, or $0.6 million, reflecting an increase in signing bonuses and other compensation expense partially offset by a decrease in severance costs.

Compensation expense decreased by 5 percent, or $14.3 million, in fiscal 2008, reflecting increases in employee headcount, base salaries and other compensation expense offset by lower sales-based incentives, operating income-based incentives and stock-based compensation. Base compensation, payroll taxes and employee benefits increased by 16 percent, or $18.2 million, primarily reflecting an 11 percent increase in average headcount. Operating income-based incentives decreased by 9 percent, or $8.2 million, reflecting a decrease in the rate at which operating income-based incentives were accrued. Other compensation expense decreased by $2.0 million, reflecting a reduction in severance expense recognized in fiscal 2008 compared to fiscal 2007. Sales incentives decreased by 28 percent, or $18.4 million, primarily reflecting the $14.8 million in closed-end fund sales incentives paid out in fiscal 2007 and a decrease in other fund sales incentives resulting from a realignment of our sales incentive compensation structure. Stock-based compensation decreased by 9 percent, or $3.9 million, reflecting primarily a decrease in stock option expense for retirement-eligible employees in fiscal 2008.

Our retirement policy provides that an employee is eligible for retirement at age 65, or for early retirement when the employee reaches age 55 and has a combined age plus years of service of at least 75 years or with our consent. Stock-based compensation expense recognized on options granted to employees approaching retirement eligibility is recognized on a straight-line basis over the period from the grant date through the retirement eligibility date. Stock-based compensation expense for options granted to employees who will not become retirement eligible during the vesting period of the options (five years) is recognized on a straight-line basis.

The accelerated recognition of compensation cost for options granted to employees who are retirement-eligible or are nearing retirement eligibility under our retirement policy is applicable for all grants made on or after our adoption of a new share based compensation accounting standard in November 1, 2005. The accelerated recognition of compensation expense associated with stock option grants to retirement-eligible employees in the quarter when the options are granted (generally the first quarter of each fiscal year) reduces the associated stock-based compensation expense that would otherwise be recognized in subsequent quarters.

Distribution expense

Distribution expense consists primarily of ongoing payments made to distribution partners pursuant to third-party distribution arrangements for certain Class C share and closed-end fund assets, which are calculated as a percentage of average assets under management, commissions paid to broker/dealers on the sale of Class A shares at net asset value, structuring fees paid on new closed-end fund offerings and other marketing expenses, including marketing expenses associated with revenue sharing arrangements with our distribution partners.

Distribution expense decreased by 22 percent, or $26.9 million, to $96.0 million in fiscal 2009, primarily reflecting decreases in Class C share distribution fees, Class A share commissions, payments made under certain closed-end fund compensation agreements and marketing expenses associated with revenue sharing arrangements, offset by $2.7 million in closed-end fund structuring fees recognized in fiscal 2009. Class C distribution fees decreased by 22 percent, or $10.8 million, to $37.1 million in fiscal 2009, reflecting a decrease in Class C share assets older than one year. Class A commissions decreased by 30 percent, or $3.1 million, to $7.3 million, reflecting a decrease in certain Class A sales on which we pay a commission. Payments made under certain closed-end fund compensation agreements decreased by 33 percent, or $7.4 million, to $14.7 million in fiscal 2009, reflecting lower asset-based compensation payments. Marketing expenses associated with revenue sharing arrangements with our distribution partners decreased by 10 percent, or $2.9 million, to $26.4 million in fiscal 2009, reflecting the decrease in sales and average assets under management that are subject to these arrangements. Other marketing expenses decreased by 41 percent, or $5.4 million, to $7.7 million in fiscal 2009, primarily reflecting decreases in literature and literature fulfillment, advertising and other promotional activities. Distribution expense decreased by 52 percent, or $132.8 million, to $120.6 million in fiscal 2008, primarily reflecting decreases in distribution expenses associated with closed-end funds. Closed-end fund structuring fees decreased by $76.0 million, reflecting the payment of one-time structuring fees in fiscal 2007 associated with closed-end funds offered in that year. Payments made under certain closed-end fund compensation agreements decreased by 71 percent, or $53.4 million, to $22.1 million, reflecting fiscal 2007 payments of $52.2 million made to Merrill Lynch, Pierce, Fenner & Smith and A.G. Edwards & Sons, Inc. to terminate certain closed-end fund compensation agreements. Class C distribution fees increased by 4 percent, or $1.8 million, to $47.9 million in fiscal 2008, reflecting an increase in Class C share assets older than one year. Class A commissions decreased by 40 percent, or $6.9 million, to $10.5 million, reflecting a decrease in certain Class A sales on which we pay a commission. Marketing expenses associated with revenue sharing arrangements with our distribution partners increased by 12 percent, or $3.3 million, to $29.4 million in fiscal 2008, reflecting the increase in sales and average assets under management that are subject to these arrangements and modifications in the terms of certain arrangements. Other marketing expenses decreased by 8 percent, or $1.6 million, to $10.7 million in fiscal

2008, primarily reflecting decreases in literature fulfillment, due diligence meetings, conferences and other promotional activities.

Service fee expense

Service fees we receive from sponsored funds are generally retained in the first year and paid to broker/dealers thereafter pursuant to third-party service arrangements. These fees are calculated as a percent of average assets under management in certain share classes of our mutual funds (principally Classes A, B, and C), as well as certain private funds. Service fee expense decreased by 27 percent in fiscal 2009, reflecting a decrease in average fund assets retained more than one year in funds and share classes that are subject to service fees. Service fee expense increased 6 percent in fiscal 2008, reflecting an increase in average fund assets retained more than one year in funds and share classes that are subject to service fees.

Amortization of deferred sales commissions

Amortization expense is affected by ongoing sales and redemptions of mutual fund Class B shares, Class C shares and certain private funds. Amortization expense decreased 26 percent and 13 percent in fiscal 2009 and 2008, respectively, versus the same periods a year earlier, consistent with the overall declining trend in Class B share sales and assets. As amortization expense is a function of our fund share class mix, a continuing shift away from Class B and Class C shares to other classes over time will likely result in a continuing reduction in amortization expense. In fiscal 2009, 31 percent of total amortization related to Class B shares, 42 percent to Class C shares and 27 percent to privately offered equity funds. In fiscal 2008, 32 percent of total amortization related to Class B shares, 45 percent to Class C shares and 23 percent to privately offered equity funds.

Fund expenses

Fund expenses consist primarily of fees paid to subadvisors, compliance costs and other fund-related expenses we incur. Fund expenses decreased 9 percent, or $2.3 million, in fiscal 2009, primarily reflecting decreases in subadvisory fees and other fund-related expenses offset by an increase in fund subsidies. The decrease in subadvisory fees can be attributed to the decrease in average assets under management in funds for which we employ and pay a subadvisor, partially offset by an increase in subadvisory expenses due to additional accruals in connection with the termination by us of certain closed-end fund subadvisory agreements in fiscal 2009. The decrease in other fund-related expenses can be attributed to a decrease in fund expenses for certain institutional funds for which we are paid an all-in management fee and bear the funds’ non-advisory expenses.

Fund expenses increased 24 percent in fiscal 2008, primarily reflecting increases in subadvisory fees and other fund-related expenses. The increase in subadvisory fees can be attributed to the increase in average assets under management in funds for which we employ and pay a subadvisor. The increase in other fund-related expenses can be attributed to an increase in fund expenses for certain institutional funds for which we are paid an all-in management fee and bear the funds’ non-advisory expenses.

Other expenses

Other expenses consist primarily of travel, facilities, information technology, consulting, communications and other corporate expenses, including the amortization of intangible assets.

Other expenses increased by 11 percent, or $11.4 million, in fiscal 2009, primarily reflecting increases in facilities-related expenses of $11.4 million, information technology expense of $4.5 million, and other corporate expenses of $2.8 million, offset by decreases in travel expense of $1.9 million, consulting expense of $4.4 million and communications expense of $1.0 million. The increase in facilities-related expenses can be attributed to an increase in rent, insurance and depreciation associated with our move to new corporate headquarters in Boston, which was completed in the second quarter of fiscal 2009. The increase in information technology expense can be attributed to an increase in outside data services and costs incurred in conjunction with several significant system implementations. The increase in other corporate expenses reflects a $4.1 million increase in the amortization of intangible assets associated with the TABS acquisition and the purchase of additional non-controlling interest in our majority owned subsidiaries offset by decreases in other general corporate expenses. The decrease in travel expense can be attributed to corporate initiatives to manage cost. The decrease in consulting expense can be attributed to decreases in all external consulting categories, including audit and legal, while the decrease in communications expense can be attributed to decreases in postage, subscriptions and supplies.

Other expenses increased by 27 percent, or $22.9 million, in fiscal 2008, primarily reflecting increases in facilities-related expenses of $10.8 million, information technology expense of $7.3 million, consulting expense of $2.0 million, communications expense of $0.7 million and other expenses of $2.2 million. The increase in facilities-related expenses can be attributed to an increase in rent and insurance associated with the lease of our new corporate headquarters in Boston and accelerated amortization of existing leasehold improvements recognized in anticipation of the move. The increase in information technology expense can be attributed to an increase in outside data services and consulting costs incurred in conjunction with several significant system implementations. The increase in consulting costs can be attributed primarily to increases in legal costs associated with new product development and other general consulting costs in fiscal 2008. The increase in communications expense can be attributed to higher telephone and printing costs. The increase in other expenses can be attributed to increases in charitable giving, professional development, the amortization of intangible assets in conjunction with the purchase of additional non-controlling interests in our majority owned subsidiaries and other corporate taxes.

Other Income and Expense

	For the Years Ended October 31,			2009 vs.	2008 vs.
(in thousands)	2009	2008	2007	2008	2007
Interest income	$3,745	$11,098	$10,511	–66%	6%
Interest expense	(33,682)	(33,616)	(2,894)	0%	NM
Realized losses on investments	(915)	(682)	(1,943)	34%	–65%
Unrealized gains (losses) on investments	6,993	(4,323)	—	NM	NM
Foreign currency gains (losses)	165	(176)	(262)	NM	–33%
Impairment losses on investments	(1,863)	(13,206)	—	–86%	NM
Total other income (expense)	$(25,557)	$(40,905)	$5,412	–38%	NM

Interest income decreased by 66 percent, or $7.4 million, in fiscal 2009, primarily due to a decrease in effective interest rates. Interest income increased by 6 percent, or $0.6 million, in fiscal 2008, primarily due to an increase in average cash balances in fiscal 2008.

Interest expense was flat year-over-year in fiscal 2009, reflecting interest accrued on our senior notes. Interest expense increased by $30.7 million in fiscal 2008, reflecting the offering of our senior notes in October 2007.

We recognized realized losses on investments totaling $0.9 million, $0.7 million and $1.9 million in fiscal 2009, 2008 and 2007, respectively, representing losses incurred on investments in separately managed accounts seeded for new product development purposes. Unrealized gains on investments of $7.0 million and unrealized losses of $4.3 million in fiscal 2009 and 2008, respectively, also relate to investments in separately managed accounts seeded for new product development purposes.

We recognized impairment losses totaling $1.9 million and $13.2 million in fiscal 2009 and 2008, respectively, representing losses related to a synthetic CDO entity and two of our cash flow instrument

CDO entities. The impairment loss associated with the synthetic CDO entity, which reduced our investment in that entity to zero in fiscal 2009, resulted from a decrease in the estimated cash flows from the entity due to higher realized default rates and lower recovery rates on the reference securities underlying the synthetic CDO entity’s portfolio of credit default swaps. The impairment losses associated with the cash instrument CDO entities in both fiscal 2009 and 2008 resulted from decreases in the estimated future cash flows from the CDO entities due to increases in the default rates of the underlying loan portfolios.

Income Taxes

Our effective tax rate (income taxes as a percentage of income before income taxes, non-controlling interest and equity in net income (loss) of affiliates) was 34.2 percent, 38.8 percent and 39.1 percent in fiscal 2009, 2008 and 2007, respectively. The decrease in our overall effective tax rate in fiscal 2009 can be attributed to a decrease in our effective state tax rate associated with the execution of a state tax voluntary disclosure agreement in fiscal 2009 that resulted in a net reduction in our income tax expense of $2.8 million and a deferred tax adjustment in the fourth quarter of fiscal 2009 related to stock-based compensation expense that resulted in a reduction in our income tax expense of $5.2 million.

Our policy for accounting for income taxes includes monitoring our business activities and tax policies to ensure that we are in compliance with federal, state and foreign tax laws. In the ordinary course of business, various taxing authorities may not agree with certain tax positions we have taken, or applicable law may not be clear. We periodically review these tax positions and provide for and adjust as necessary estimated liabilities relating to such positions as part of our overall tax provision.

Equity in Net Income (Loss) of Affiliates, Net of Tax

Equity in net income (loss) of affiliates, net of tax, at October 31, 2009 reflects our 20 percent minority equity interest in Lloyd George Management, a 7 percent minority equity interest in a private equity partnership and a 27 percent interest in Eaton Vance Enhanced Equity Option Income Fund. Equity in net income (loss) of affiliates, net of tax, decreased by $6.2 million in fiscal 2009, primarily due to losses recognized by the private equity partnership and a decrease in net income of Lloyd George Management. Equity in net income (loss) of affiliates, net of tax, increased by $1.2 million in fiscal 2008, primarily due to an increase in net income of both Lloyd George Management and the private equity partnership.

Net Income Attributable to Non-controlling Interests

Net income attributable to non-controlling interests decreased by $1.7 million in fiscal 2009, primarily due to a $2.8 million adjustment in fiscal 2008 to reverse stock-based compensation previously allocated to non-controlling interest holders of our majority owned subsidiaries partially offset by an increase in the profitability of our majority owned subsidiaries and consolidated funds. In fiscal 2008, we determined that the allocation of stock-based compensation expense to non-controlling interest holders reduces our liability to non-controlling interest holders in a manner that is not consistent with the agreements governing partnership distributions to those individuals. The $2.8 million adjustment represented the reversal of accumulated stock-based compensation expense allocated to non-controlling interest holders from the date of acquisition. Stock-based compensation expense allocated to non-controlling interest holders in prior periods was neither quantitatively nor qualitatively material to our consolidated financial statements in any of our previously reported fiscal years or periods.

Net income attributable to non-controlling interests increased by $0.9 million in fiscal 2008, primarily due to the $2.8 million adjustment described above partially offset by a decrease in the non-controlling interests held by minority shareholders of Atlanta Capital and Parametric Portfolio Associates.

Net income attributable to non-controlling interests is not adjusted for taxes due to the underlying tax status of our consolidated subsidiaries. Atlanta Capital, Fox Asset Management, Parametric Portfolio Associates and Parametric Risk Advisors are limited liability companies that are treated as partnerships for tax purposes. Funds we consolidate are registered investment companies or private funds that are treated as pass-through entities for tax purposes.

Changes in Financial Condition, Liquidity and Capital Resources

The following table summarizes certain key financial data relating to our liquidity, capital resources and uses of cash on October 31, 2009, 2008 and 2007 and for the years then ended:

Balance Sheet and Cash Flow Data

	October 31,
(in thousands)	2009	2008	2007
Balance sheet data:
Assets:
Cash and cash equivalents	$310,586	$196,923	$434,957
Short-term investments	49,924	169,943	50,183
Investment advisory fees and other receivables	107,975	108,644	116,979
Total liquid assets	$468,485	$475,510	$602,119

Long-term investments	$133,536	$116,191	$86,111
Deferred income taxes — long term	97,044	66,357	—

Liabilities:
Taxes payable	$—	$848	$21,107
Deferred income taxes — current	15,580	20,862	—
Deferred income taxes — long-term	—	—	11,740
Long-term debt	500,000	500,000	500,000

	For the Years Ended October 31,
(in thousands)	2009	2008	2007
Cash flow data:
Operating cash flows	$164,355	$152,380	$266,357
Investing cash flows	41,345	(149,248)	(66,299)
Financing cash flows	(91,863)	(240,949)	28,141

Liquidity and Capital Resources

Liquid assets consist of cash and cash equivalents, short-term investments and investment advisory fees and other receivables. Cash and cash equivalents consist of cash and short-term, highly liquid investments that are readily convertible to cash. Short-term investments consist of an investment in a sponsored short-term income fund. Investment advisory fees and other receivables primarily represent receivables due from sponsored funds and separately managed accounts for investment advisory and distribution services provided. Liquid assets represented 44 percent, 49 percent and 62 percent of total assets on October 31, 2009, 2008 and 2007, respectively.

The $7.0 million decrease in liquid assets in fiscal 2009 can be attributed to a decrease in cash and short-term investment balances of $6.4 million and a decrease in investment advisory fees and other receivables of $0.7 million. The decrease in cash and short-term investment balances in fiscal 2009 primarily reflects the $30.9 million initial cost of the acquisition of TABS, the payment of $17.0 million to purchase additional interests in Parametric Portfolio Associates and Atlanta Capital Management, the payment of $72.4 million of dividends to shareholders and additions to equipment and leasehold improvements of $46.3 million, offset by net cash provided by operating activities of $164.4 million. The decrease in investment advisory fees and other receivables can be attributed to the decrease in our revenue run rate at the end of fiscal 2009 compared to the end of fiscal 2008.

The $126.6 million decrease in liquid assets in fiscal 2008 can be attributed to a decrease in cash and short-term investment balances of $118.3 million and a decrease in investment advisory fees and other receivables of $8.3 million. The decrease in cash and short-term investment balances in fiscal 2008 primarily reflects the repurchase of $185.3 million of Non-Voting Common Stock following our $500.0 million senior note offering in October 2007, $69.9 million of dividends to shareholders, the payment of $26.5 million to purchase additional interests in Parametric Portfolio Associates and Atlanta Capital Management and additions to equipment and leasehold improvements of $25.0 million offset by $33.5 million of proceeds from the issuance of Non-Voting common stock and net cash provided by operating activities of $152.4 million.

On October 31, 2009, our debt included $500.0 million in aggregate principal amount of 6.5 percent ten-year notes due 2017. We also maintain a $200.0 million revolving credit facility with several banks, which expires on August 13, 2012. The facility provides that we may borrow at LIBOR-based rates of interest that vary depending on the level of usage of the facility and our credit ratings. The agreement contains financial covenants with respect to leverage and interest coverage and requires us to pay an annual commitment fee on any unused portion. On October 31, 2009, we had no borrowings under our revolving credit facility.

We continue to monitor our liquidity daily. We experienced a significant reduction in operating revenue and operating income in fiscal 2009, primarily reflecting lower average assets under management resulting from decreased market values of managed assets. We remain committed to growing our business and expect that our main uses of cash will be to invest in new products, acquire shares of our Non-Voting Common Stock, pay dividends, make strategic acquisitions, enhance technology infrastructure and pay the operating expenses of the business, which are largely variable in nature and fluctuate with revenue and assets under management. We believe that our existing liquid assets, cash flows from operations, which contributed $164.4 million in fiscal 2009, and borrowing capacity under our existing credit facility, are sufficient to meet our current and forecasted operating cash needs and to satisfy our future commitments as more fully described in Contractual Obligations below.

The risk exists, however, that if we determine we need to raise additional capital or refinance existing debt in the future, resources may not be available to us in sufficient amounts or on acceptable terms. Our ability to enter the capital markets in a timely manner depends on a number of factors, including the state of global credit and equity markets, interest rates, credit spreads and our credit ratings. If we are unable to access capital markets to issue new debt, refinance existing debt or sell shares of our Non-Voting Common Stock as needed, or if we are unable to obtain such financing on acceptable terms, our business could be adversely impacted. We do not anticipate raising new capital in the near future.

Income Taxes

Long-term deferred income taxes, which in previous periods related principally to the deferred income tax liability associated with deferred sales commissions offset by the deferred income tax benefit associated with stock-based compensation, changed from a net long-term deferred tax liability to a net long-term deferred tax benefit in fiscal 2008 as a result of a change in tax accounting method for certain closed-end fund expenses. We filed the change in tax accounting method with the Internal Revenue Service in fiscal 2008 for expenses associated with the launch of closed-end funds, which were historically deducted for tax purposes as incurred and are now capitalized and amortized over a 15 year period. Upon filing the change in tax accounting method, we recorded a deferred tax asset of $84.9 million, the majority of which will amortize over a 15 year period, and a corresponding deferred tax liability of $84.9 million, which will reverse over a four year period ending October 31, 2011. The net current deferred tax liability of $15.6 million as of October 31, 2009 principally represents the current portion of the remaining $42.8 million deferred tax liability associated with the change in accounting method.

Taxes payable at October 31, 2009 included a prepaid balance of $8.7 million and a long-term payable of $1.4 million, which are included in other current assets and other long-term liabilities on our Consolidated Balance Sheet, respectively. Taxes payable of $0.8 million at October 31, 2008 were classified as current. The net change in total taxes payable in fiscal 2009 reflects a current tax provision totaling $109.1 million offset by $103.0 million of income taxes paid, the recognition of $13.6 million of excess tax benefits associated with stock option exercises in fiscal 2009 and the execution of a state tax voluntary disclosure agreement in fiscal 2009 that resulted in a $2.8 million net reduction in our income tax expense.

Contractual Obligations

The following table details our future contractual obligations as of October 31, 2009:

	Payments due
(in millions)	Total	Less than 1 Year	1-3 Years	4-5 Years	After 5 Years
Operating leases — facilities and equipment	$433.5	$19.9	$37.4	$36.3	$339.9
Senior notes	500.0	—	—	—	500.0
Interest payment on senior notes	260.0	32.5	65.0	65.0	97.5
Investment in private equity partnership	2.3	2.3	—	—	—
Unrecognized tax benefits(1)	10.9	9.5	1.4	—	—
Total	$1,206.7	$64.2	$103.8	$101.3	$937.4

(1)	This amount includes unrecognized tax benefits along with accrued interest and penalties.

In September 2006, we signed a long-term lease to move our corporate headquarters to a new location in Boston. The lease commenced in May 2009. The build-out of our new corporate headquarters is now complete.

In July 2006, we committed to invest up to $15.0 million in a private equity partnership that invests in companies in the financial services industry. As of October 31, 2009, we had invested $12.7 million of the maximum $15.0 million of committed capital.

Interests held by non-controlling interest holders of Atlanta Capital, Fox Asset Management, Parametric Portfolio Associates and Parametric Risk Advisers are not subject to mandatory redemption. The purchase of non-controlling interests is predicated, for each subsidiary, on the exercise of a series of puts held by non-controlling unit holders and calls held by us. Neither the exercise of the puts nor the exercise of the calls is contingent upon the non-controlling holders of the acquired entities remaining employed by the Company. The puts provide the non-controlling shareholders the right to require us to purchase these retained interests at specific intervals over time, while the calls provide us with the right to require the non-controlling shareholders to sell their retained equity interests to us at specified intervals over time, as well as upon the occurrence of certain events such as death or permanent disability. As a result, there is significant uncertainty as to the timing of any non-controlling interest purchase in the future. The value assigned to the purchase of an originating non-controlling interest is based, in each case, on a multiple of earnings before interest and taxes of the subsidiary, which is a measure that is intended to represent fair market value. There is no discrete floor or ceiling on any non-controlling interest purchase. As a result, there is significant uncertainty as to the amount of any non-controlling interest purchase in the future. Although the timing and amounts of these purchases cannot be predicted with certainty, we anticipate that the purchase of non-controlling interests in our consolidated subsidiaries may be a significant use of cash in future years. Accordingly, future payments to be made to purchase non-controlling interests have been excluded from the above table, unless a put or call option has been exercised and a mandatory firm commitment exists for us to purchase such non-controlling interests.

In April 2009, the non-controlling interest holders of Parametric Portfolio Associates exercised a put option, requiring us to purchase an additional interest in Parametric Portfolio Associates for $14.2 million. The transaction settled on May 1, 2009 and increased our capital ownership interest from 89.3 percent to 92.4 percent and our profits interest from 82.3 percent to 87.5 percent. The additional purchase price was allocated among intangible assets, goodwill and non-controlling interest.

Pursuant to the terms of a unit purchase and redemption agreement dated November 1, 2008, we purchased an additional interest in Atlanta Capital for $2.8 million on June 30, 2009. The transaction increased our ownership interest from 85.5 percent to 89.7 percent at closing. The additional purchase price was allocated among intangible assets, goodwill and non-controlling interest. Contemporaneously, the Company purchased a non-controlling capital interest in Atlanta Capital Management Holdings, LLC (“ACM Holdings”), a partnership that owns the non-controlling interests of Atlanta Capital, for $6.6 million. The Company’s interest in ACM Holdings is non-voting and entitles the Company to receive $6.6 million when the put or call options for the non-controlling interests of Atlanta Capital are exercised. Our investment in ACM Holdings is included as a component of long-term investments in our consolidated balance sheet at October 31, 2009.

In May 2009, we executed a call option, requiring the non-controlling interest holders of Fox Asset Management to sell to us an additional interest in Fox Asset Management. The transaction settled on June 1, 2009 and increased our ownership interest from 80 percent to 84 percent. Pursuant to the terms of the unit purchase agreement, there was no transfer of proceeds at closing.

On December 31, 2008, the Company acquired the TABS business of MD Sass, a privately held investment manager based in New York, New York. The TABS business managed $6.9 billion in client assets on December 31, 2008, consisting of $4.8 billion in institutional and high-net-worth family office accounts and $2.1 billion in retail managed accounts. Subsequent to closing, the TABS business was reorganized as the Tax-Advantaged Bond Strategies division of EVM. TABS maintains its former leadership, portfolio team and investment strategies. Its tax-advantaged income products and services continue to be offered directly to institutional and family office clients, and are being offered by EVD to retail investors through financial intermediaries.

The Company paid $30.9 million in cash to acquire the TABS business, including costs associated with the acquisition. All future payments will be paid in cash. In conjunction with the acquisition, the Company recorded $44.8 million of intangible assets and a contingent purchase price liability of $13.9 million. The Company will be obligated to make seven annual contingent payments based on prescribed multiples of TABS’s revenue for the twelve months ending December 31, 2009, 2010, 2011, 2012, 2014, 2015 and 2016. The amount of each contingent payment is based upon a prescribed multiple of revenue. There is no defined floor or ceiling on any payment. As a result, there is significant uncertainty as to the amount of any payment in the future. Accordingly, future payments to be made have been excluded from the above table until such time as the uncertainty has been resolved.

Operating Cash Flows

Our operating cash flows are calculated by adjusting net income to reflect other significant sources and uses of cash, certain significant non-cash items and timing differences in the cash settlement of other assets and liabilities. Significant sources and uses of cash that are not reflected in either revenue or operating expenses include net cash flows associated with our deferred sales commission assets (capitalized sales commissions paid net of contingent deferred sales charges received) as well as net cash flows associated with the purchase and sale of investments within the portfolios of our consolidated funds and separate accounts (proceeds received from the sale of trading investments net of cash outflows associated with the purchase of trading investments). Significant non-cash items include the amortization of deferred sales commissions and other intangible assets, depreciation, stock-based compensation and the net change in deferred income taxes.

Cash provided by operating activities totaled $164.4 million in fiscal 2009, an increase of $12.0 million from the $152.4 million reported in fiscal 2008. Net income declined by $67.3 million to $135.5 million in fiscal 2009 from $202.8 million in fiscal 2008. In our reconciliation of net income to cash provided by operating activities, we adjusted net income for net investment gains of $4.5 million in fiscal 2009, compared to net investment losses of $27.9 million in fiscal 2008. Net investment gains (losses) in fiscal 2009 and 2008 include impairment losses recognized on CDO investments. We also adjusted net income for the activities of our equity-method affiliates, which contributed $4.8 million to cash flows from operating activities in fiscal 2009 compared to a use of cash flows from operating activities of $4.0 million in fiscal 2008. Timing differences in the cash settlement of our short-term and long-term receivables and payables reduced cash provided by operating activities by $5.2 million and $31.5 million in fiscal 2009 and 2008, respectively. Other significant sources and uses of cash include net cash outflows associated with the purchase and sale of trading investments in the portfolios of consolidated funds and separate accounts, which reduced net cash provided by operating activities by $12.8 million and $74.2 million in fiscal 2009 and 2008, respectively, and net cash outflows associated with deferred sales commissions, which reduced net cash provided by operating activities by $14.0 million and $21.3 million in fiscal 2009 and 2008, respectively. Significant non-cash expenses, including the amortization of deferred sales commissions and other intangible assets, depreciation, stock-based compensation and the net change in deferred income taxes, increased to $60.3 million in fiscal 2009 from $51.1 million in fiscal 2008, reflecting increases in stock-based compensation and other depreciation and amortization offset by decreases in the amortization of deferred sales commissions and the net change in deferred income taxes. The increase in other depreciation and amortization can be primarily attributed to an increase in depreciation expense associated with tenant improvements associated with our move to new corporate headquarters and the amortization of intangible assets associated with the TABS acquisition.

Investing Cash Flows

Cash flows from investing activities consist primarily of the purchase of equipment and leasehold improvements cash paid in acquisitions, and the purchase and sale of investments in our sponsored funds that we do not consolidate. Cash provided by investing activities totaled $41.3 million in fiscal 2009 compared to cash used for investing activities of $149.2 million and $66.3 million in fiscal 2008 and 2007, respectively.

In fiscal 2009, additions to equipment and leasehold improvements totaled $46.3 million, compared to $25.0 million and $12.7 million in fiscal 2008 and 2007, respectively. Additions in fiscal 2009 and 2008 reflect tenant improvements made in conjunction with our move to new corporate headquarters. The acquisition of TABS resulted in a net cash payment of $30.9 million as more fully described in “Contractual Obligations” above. In fiscal 2009, net purchases and sales of available-for-sale investments contributed $116.6 million to investing cash flows, while net purchases and sales of available-for-sale investments reduced investing cash flows by $114.2 million and $52.9 million in fiscal 2008 and 2007, respectively.

In October 2008, the Company, as lender, entered into a $10.0 million subordinated term note agreement (the “Note”) with a sponsored privately offered equity fund. The Note earns daily interest based on the fund’s cost of borrowing under its commercial paper financing facility. Upon expiration on January 16,

2009, the Note was extended until December 16, 2009 and borrowings under the Note were increased to $15.0 million. Subject to certain conditions, the privately offered equity fund may prepay the Note in whole or in part, at any time, without premium or penalty. In fiscal 2009, the sponsored private equity fund made payments on the Note totaling $7.0 million. We currently anticipate that the Note will be renewed in the first quarter of fiscal 2010 and have classified the Note in our Consolidated Balance Sheet as a component of total long-term assets at October 31, 2009.

Financing Cash Flows

Financing cash flows primarily reflect distributions to non-controlling interest holders of our majority owned subsidiaries and consolidated funds, the purchase of equity interests from non-controlling interest holders in our majority owned subsidiaries, the issuance and repurchase of our Non-Voting Common Stock, excess tax benefits associated with stock option exercises and the payment of dividends to our shareholders. Financing cash flows also include proceeds from the issuance of capital stock by consolidated investment companies and cash paid to meet redemptions by non-controlling interest holders of these funds. Cash used for financing activities totaled $91.9 million and $240.9 million in fiscal 2009 and 2008, respectively, compared to cash flows provided by financing activities of $28.1 million in fiscal 2007.

The purchase of non-controlling interests of $17.1 million, $26.5 million and $9.1 million in fiscal 2009, 2008 and 2007, respectively, represent the purchase of additional ownership interests in Atlanta Capital and Parametric Portfolio Associates as more fully described in “Contractual Obligations” above. In fiscal 2009, we repurchased and retired a total of 1.5 million shares of our Non-Voting Common Stock for $41.1 million under our authorized repurchase programs and issued 3.2 million shares of our Non-Voting Common Stock in connection with the grant of restricted share awards, the exercise of stock options and other employee stock purchases for total proceeds of $29.2 million. We have authorization to purchase an additional 1.2 million shares under our current share repurchase authorization and anticipate that future repurchases will continue to be an ongoing use of cash. Our dividends per share were $0.625 in fiscal 2009, compared to $0.605 and $0.51 in fiscal 2008 and 2007, respectively. We increased our quarterly dividend by 3 percent to $0.16 per share in the fourth quarter of fiscal 2009. We currently expect to declare and pay comparable dividends on our Voting and Non-Voting Common Stock on a quarterly basis.

Off-Balance Sheet Arrangements

We do not invest in any off-balance sheet vehicles that provide financing, liquidity, market or credit risk support or engage in any leasing activities that expose us to any liability that is not reflected in our Consolidated Financial Statements.

Critical Accounting Policies

We believe the following critical accounting policies, among others, affect our more significant judgments and estimates used in the preparation of our consolidated financial statements. Actual results may differ from these estimates.

Fair Value Measurements

We adopted the provisions of a new fair value accounting standard on November 1, 2008. The new accounting standard defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date and establishes a hierarchy that prioritizes inputs to valuation techniques to measure fair value. This fair value hierarchy prioritizes the inputs to valuation techniques used to measure fair value and gives the highest priority to quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs.

Investments measured and reported at fair value are classified and disclosed in one of the following categories based on the lowest level input that is significant to the fair value measurement in its entirety. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, an investment’s classification within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.

Level 1	Investments valued using unadjusted quoted market prices in active markets for identical assets at the reporting date. Assets classified as Level 1 include debt and equity securities held in the portfolios of consolidated funds and separate accounts, which are classified as trading, and investments in sponsored mutual funds, which are classified as available-for-sale.

Level 2	Investments valued using observable inputs other than Level 1 unadjusted quoted market prices, such as quoted market prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities that are not active, and inputs other than quoted prices that are observable or corroborated by observable market data. Investments in this category include commercial paper, certain debt securities and investments in sponsored privately offered equity funds, which are not listed but have a net asset value that is comparable to listed mutual funds.

Level 3	Investments valued using unobservable inputs that are supported by little or no market activity. Level 3 valuations are derived primarily from model-based valuation techniques that require significant management judgment or estimation based on assumptions that we believe market participants would use in pricing the asset or liability. Investments in this category include investments in CDO entities that are measured at fair value on a non-recurring basis when facts and circumstances indicate the investment has been impaired. The fair values of CDOs are derived from models created to estimate cash flows using key inputs such as default and recovery rates for the underlying portfolio of loans or other securities. CDOs measured at fair value on a non-recurring basis are classified as Level 3 because at least one of the significant inputs used in the determination of fair value is not observable.

Substantially all of our investments are carried at fair value, with the exception of our investments in CDO entities that have not been impaired in the current fiscal period and certain non-marketable investments which are accounted for using the equity or cost method.

Investments are evaluated for other-than-temporary impairment on a quarterly basis when the cost of an investment exceeds its fair value. We consider many factors, including the severity and duration of the decline in fair value below cost, our intent and ability to hold the security for a period of time sufficient for an anticipated recovery in fair value, and the financial condition and specific events related to the issuer. When a decline in fair value of an available-for-sale security is determined to be other-than-temporary, the loss is recognized in earnings in the period in which the other-than-temporary decline in value is determined.

Deferred Sales Commissions

Sales commissions paid to broker/dealers in connection with the sale of certain classes of shares of open-end funds and private funds are generally capitalized and amortized over the period during which redemptions by the purchasing shareholder are subject to a contingent deferred sales charge, which does not exceed six years from purchase. Distribution plan payments received from these funds are recorded in revenue as earned. Contingent deferred sales charges and early withdrawal charges received from redeeming shareholders of these funds are generally applied to reduce our unamortized deferred sales commission assets. Should we lose our ability to recover such sales commissions through distribution plan payments and contingent deferred sales charges, the value of these assets would immediately decline, as would future cash flows.

We evaluate the carrying value of our deferred sales commission asset for impairment on a quarterly basis. In our impairment analysis, we compare the carrying value of the deferred sales commission asset to the undiscounted cash flows expected to be generated by the asset in the form of distribution fees over the remaining useful life of the deferred sales commission asset to determine whether impairment has occurred. If the carrying value of the asset exceeds the undiscounted cash flows, the asset is written down to fair value based on discounted cash flows. Impairment adjustments are recognized in operating income as a component of amortization of deferred sales commissions.

Goodwill and Other Intangible Assets

Goodwill represents the excess of the cost of our investment in the net assets of acquired companies over the fair value of the underlying identifiable net assets at the dates of acquisition. We attribute all goodwill associated with the acquisitions of Atlanta Capital Management Company LLC (“Atlanta Capital”), Fox Asset Management LLC (“Fox Asset Management”) and Parametric Portfolio Associates LLC (“Parametric Portfolio Associates”), which share similar economic characteristics, to a single reporting unit. Management believes that the inclusion of these entities in a single reporting unit for the purposes of goodwill impairment testing most accurately reflects the synergies achieved in acquiring these entities, namely centralized distribution of similar products and services to similar clients.

Goodwill is not amortized but is tested annually for impairment in the fourth quarter of each fiscal year by comparing the fair value of the reporting unit to its carrying amount, including goodwill. We establish fair value for the purpose of impairment testing by averaging fair value established using an income approach and fair value established using a market approach.

The income approach employs a discounted cash flow model that takes into account (1) assumptions that marketplace participants would use in their estimates of fair value, (2) current period actual results, and (3) budgeted results for future periods that have been vetted by senior management at the reporting unit level. The discounted cash flow model incorporates the same fundamental pricing concepts used to calculate fair value in the acquisition due diligence process and a discount rate that takes into consideration our estimated cost of capital adjusted for the uncertainty inherent in the acquisition.

The market approach employs market multiples for comparable transactions in the financial services industry obtained from industry sources, taking into consideration the nature, scope and size of the acquired reporting unit. Estimates of fair value are established using a multiple of assets under management and current and forward multiples of both revenue and EBITDA adjusted for size and performance level relative to peer companies. A weighted average calculation is then performed, giving greater weight to fair value calculated based on multiples of revenue and EBITDA and lesser weight to fair value calculated as a multiple of assets under management. Fair values calculated using one year, two year and trailing twelve month revenue multiples and one year, two year and trailing twelve month EBITDA multiples are each weighted 15 percent, while fair value calculated based on a multiple of assets under management is weighted 10 percent. We believe that fair value calculated based on multiples of revenue and EBITDA is a better indicator of fair value in that these fair values provide information as to both scale and profitability.

If the carrying amount of the reporting unit exceeds its calculated fair value, the second step of the goodwill impairment test will be performed to measure the amount of the impairment loss, if any.

Amortized identifiable intangible assets generally represent the cost of client relationships and management contracts acquired. In valuing these assets, we make assumptions regarding useful lives and projected growth rates, and significant judgment is required. We periodically review identifiable intangibles for impairment as events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. If the carrying amounts of the assets exceed their respective fair values, additional impairment tests are performed to measure the amount of the impairment loss, if any.

Non-amortizing intangible assets generally represent the cost of mutual fund management contracts acquired. Non-amortizing intangible assets are tested for impairment in the fourth quarter of each fiscal year by comparing the fair value of the management contracts acquired to their carrying values. If the carrying value of a management contract acquired exceeds its fair value, an impairment loss is recognized equal to that excess.

Accounting for Income Taxes

Our effective tax rate reflects the statutory tax rates of the many jurisdictions in which we operate. Significant judgment is required in determining our effective tax rate and in evaluating our tax positions. In the ordinary course of business, many transactions occur for which the ultimate tax outcome is uncertain, and we adjust our income tax provision in the period in which we determine that actual outcomes will likely be different from our estimates. Accounting standards requires that the tax effects of a position be recognized only if it is more likely than not to be sustained based solely on its technical merits as of the reporting date. The more-likely-than-not threshold must continue to be met in each reporting period to support continued recognition of a benefit. Unrecognized tax benefits, as well as the related interest, are adjusted regularly to reflect changing facts and circumstances. While we have considered future taxable income and ongoing tax planning in assessing our taxes, changes in tax laws may result in a change to our tax position and effective tax rate. We classify any interest or penalties incurred as a component of income tax expense.

Management is required to estimate the timing of the recognition of deferred tax assets and liabilities and to make assumptions about the future deductibility of deferred tax assets. We assess whether a valuation allowance should be established against our deferred tax assets based on consideration of all available evidence, using a more-likely-than-not standard. This assessment takes into account our forecast of future profitability, the duration of statutory carry back and carry forward periods, our experience with the tax attributes expiring unused, tax planning alternatives and other tax considerations.

Investments in CDO Entities

We act as collateral or investment manager for a number of cash instrument CDO entities pursuant to management agreements between us and the entities. At October 31, 2009, combined assets under management in these entities upon which we earn a management fee were approximately $2.5 billion. We had combined investments in three of these entities valued at $2.1 million on October 31, 2009.

The excess of future cash flows over the initial investment at the date of purchase is recognized as interest income over the life of the investment using the effective yield method. We review cash flow estimates throughout the life of each investment pool to determine whether an impairment of its investments should be recognized. Cash flow estimates are based on the underlying pool of collateral securities and take into account the overall credit quality of the issuers, the forecasted default and recovery rates and our past experience in managing similar securities. If the updated estimate of future cash flows (taking into account both timing and amounts) is less than the last revised estimate, an impairment loss is recognized based on the excess of the carrying amount of the investment over its fair value. Fair value is determined using current information, notably market yields and projected cash flows based on forecasted default and recovery rates that a market participant would use in determining the current fair value of the interest. Market yields, default rates and recovery rates used in our estimate of fair value vary based on the nature of the investments in the underlying collateral pools and current market conditions. In periods when market conditions necessitate an increase in the market yield used by a market participant and/or in periods of rising default rates and lower recovery rates, the fair value, and therefore carrying value, of our investments in these entities may be adversely affected. Our risk of loss in these entities is limited to the $2.1 million carrying value of the investments at October 31, 2009.

Stock-Based Compensation

Stock-based compensation expense reflects the fair value of stock-based awards measured at grant date, is recognized over the relevant service period, and is adjusted each period for anticipated forfeitures. The fair value of each option award is estimated on the date of grant using the Black-Scholes option valuation model. The Black-Scholes option valuation model incorporates assumptions as to dividend yield, volatility, an appropriate risk-free interest rate and the expected life of the option. Many of these assumptions require management’s judgment. Management must also apply judgment in developing an expectation of awards that may be forfeited. If actual experience differs significantly from these estimates, stock-based compensation expense and our results of operations could be materially affected.

Accounting Developments

Variable Interest Entities (“VIEs”)

In June 2009, the Financial Accounting Standards Board (“FASB”) issued literature introducing a new consolidation model. This new literature prescribes how enterprises account for and disclose their involvement with VIEs and other entities whose equity at risk is insufficient or lacks certain characteristics. This new accounting changes how an entity determines whether it is the primary beneficiary of a VIE and whether that VIE should be consolidated and requires additional disclosures. As a result, we must comprehensively review our involvements with VIEs and potential VIEs to determine the effect on its consolidated financial statements and related disclosures. The new consolidation standard is effective for our fiscal year that begins on November 1, 2010 and for interim periods within the first annual reporting period. Earlier application is prohibited. We are currently evaluating the potential impact on our Consolidated Financial Statements.

Accounting for Transfers of Financial Assets

In June 2009, the FASB issued a new accounting standard regarding accounting for transfers of financial assets. This new accounting standard changes the derecognition guidance for transferors of financial assets, including entities that sponsor securitizations, to align that guidance with the original intent of the accounting standard on accounting for the transfers and servicing of financial assets and extinguishments of liabilities. This new accounting standard also eliminates the exemption from consolidation for qualifying special purpose entities. This new accounting standard is effective for our fiscal year that begins on November 1, 2010 and for interim periods within that first annual reporting period. Earlier application is prohibited. The recognition and measurement provisions of this new accounting standard must be applied to transfers that occur on or after the effective date. We are currently evaluating the potential impact, if any, on its consolidated financial statements.

Intangible Assets

In April 2008, the FASB issued a new accounting standard regarding the determination of the useful life of intangible assets. This new accounting standard amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset. The intent of this new accounting standard is to improve the consistency between the useful life of a recognized intangible asset and the period of expected cash flows used to measure the fair value of the asset under superseded content. This new accounting standard is effective for our fiscal year that begins on November 1, 2009 and interim periods within that fiscal year. We do not anticipate that the provisions of this new accounting standard will have an impact on our consolidated results of operations or consolidated financial position.

Business Combinations

In December 2007, the FASB issued an amended accounting standards related to business combinations. This amended accounting standard establishes principles and requirements for how the acquirer in a business combination recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree, recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase, and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. The statement requires an acquirer to recognize the assets acquired, liabilities assumed and any non-controlling interest in the acquiree at the acquisition date at fair value, with limited exceptions. It also addresses the measurement of fair value in a step acquisition, changes the requirements for recognizing assets acquired and liabilities assumed subject to contingencies, provides guidance on recognition and measurement of contingent consideration and requires that acquisition-related costs be expensed as incurred. The amended accounting standard shall be applied prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Earlier application is prohibited.

In November 2008, the FASB issued a new accounting standard regarding equity method investment accounting considerations. This new accounting standard clarifies the accounting for certain transactions and impairment considerations involving equity method investments. This new accounting standard is effective for our fiscal year that begins on November 1, 2009 and interim periods within that fiscal year. We do not anticipate that the provisions of this new accounting standard will have an impact on our consolidated results of operations or consolidated financial position.

In April 2009, the FASB issued a new accounting standard regarding accounting for assets acquired and liabilities assumed in a business combination that arise from contingencies. This new accounting standard addresses application issues on initial recognition and measurement, subsequent measurement and accounting, and disclosure of assets and liabilities arising from contingencies in a business combination. This new accounting standard shall be applied to assets or liabilities arising from contingencies in business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008.

Fair Value Measurements

In September 2009, the FASB issued a new accounting standard regarding fair value measurements and disclosures for alternative investments in certain entities that calculate net asset value per share (or its equivalent). This new accounting standard, as a practical expedient, permits, but does not require, a reporting entity to measure the fair value of an investment that is within the scope of the amendment on the basis of the net asset value per share of the investment (or its equivalent) if the net asset value of the investment (or its equivalent) is calculated in a manner consistent with established measurement principles as of the reporting entity’s measurement date. This new accounting standard is effective for interim and annual periods ending after December 15, 2009. We are currently evaluating the impact on its consolidated financial statements.

In October 2009, the FASB issued a new accounting standard regarding measuring liabilities at fair value. This new accounting standard clarifies how entities should estimate the fair value of liabilities and includes clarifying guidance for circumstances in which a quoted price in an active market is not available, the effect of the existence of liability transfer restrictions, and the effect of quoted prices for the identical liability, including when the identical liability is traded as an asset. This new accounting standard is effective for the first interim or annual reporting period beginning after August 28, 2009. We do not anticipate that the provisions of this new accounting standard will have an impact on our consolidated results of operations or consolidated financial position.

Item 8. Financial Statements and Supplementary Data

Index to Consolidated Financial Statements and Supplementary Data
For the Fiscal Years Ended October 31, 2009, 2008 and 2007

All schedules have been omitted because they are not required, are not applicable or the information is otherwise shown in the consolidated financial statements or notes thereto.

Consolidated Statements of Income

	Years Ended October 31,
(in thousands, except per share data)	2009	2008	2007
Revenue:
Investment advisory and administration fees	$683,820	$815,706	$773,612
Distribution and underwriter fees	85,234	128,940	148,369
Service fees	116,331	155,091	154,736
Other revenue	4,986	(3,937)	7,383
Total revenue	890,371	1,095,800	1,084,100

Expenses:
Compensation of officers and employees	293,062	302,679	316,963
Distribution expense	95,988	122,930	254,859
Service fee expense	94,468	129,287	121,748
Amortization of deferred sales commissions	35,178	47,811	55,060
Fund expenses	22,432	24,684	19,974
Other expenses	116,023	104,657	82,559
Total expenses	657,151	732,048	851,163

Operating income	233,220	363,752	232,937

Other Income (Expense):
Interest income	3,745	11,098	10,511
Interest expense	(33,682)	(33,616)	(2,894)
Realized losses on investments	(915)	(682)	(1,943)
Unrealized gains (losses) on investments	6,993	(4,323)	—
Foreign currency gains (losses)	165	(176)	(262)
Impairment losses on investments	(1,863)	(13,206)	—
Income before income taxes and equity in net income (loss) of affiliates	207,663	322,847	238,349
Income taxes	(71,044)	(125,154)	(93,200)
Equity in net income (loss) of affiliates, net of tax	(1,094)	5,123	3,920
Net income	$135,525	$202,816	$149,069
Net income attributable to non-controlling interests	(5,418)	(7,153)	(6,258)
Net income attributable to Eaton Vance Corp. shareholders	$130,107	$195,663	$142,811
Earnings Per Share:
Basic	$1.11	$1.69	$1.15
Diluted	$1.07	$1.57	$1.05
Weighted Average Shares Outstanding:
Basic	116,175	115,810	124,527
Diluted	120,575	124,431	135,179

See notes to Consolidated Financial Statements.

Consolidated Statements of Comprehensive Income

	Years Ended October 31,
(in thousands, except per share figures)	2009	2008	2007
Net income	$135,525	$202,816	$149,069
Other comprehensive income (loss):
Unamortized loss on derivative instrument, net of income tax benefit of $1,558	—	—	(2,872)
Amortization of loss on derivative instrument, net of income tax expense of $157 and $157, respectively	290	290	—
Unrealized holding gains (losses) on investments, net of income tax benefit (expense) of $(1,941), $4,727 and $(987) respectively	3,310	(7,942)	1,628
Foreign currency translation adjustments, net of income tax benefit (expense) of $(74), $379 and $(30), respectively	141	(676)	54
Total comprehensive income	139,266	194,488	147,879
Comprehensive income attributable to non-controlling interests	(5,418)	(7,153)	(6,258)
Total comprehensive income attributable to Eaton Vance Corp. shareholders	$133,848	$187,335	$141,621

See notes to Consolidated Financial Statements.

Consolidated Balance Sheets

	October 31,
(in thousands, except share data)	2009	2008
ASSETS
Current Assets:
Cash and cash equivalents	$310,586	$196,923
Short-term investments	49,924	169,943
Investment advisory fees and other receivables	107,975	108,644
Other current assets	19,677	9,291
Total current assets	488,162	484,801
Other Assets:
Deferred sales commissions	51,966	73,116
Goodwill	135,786	122,234
Other intangible assets, net	80,834	39,810
Long-term investments	133,536	116,191
Deferred income taxes	97,044	66,357
Equipment and leasehold improvements, net	75,201	51,115
Note receivable from affiliate	8,000	10,000
Other assets	4,538	4,731
Total other assets	586,905	483,554
Total assets	$1,075,067	$968,355
LIABILITIES, TEMPORARY EQUITY AND PERMANENT EQUITY
Current Liabilities:
Accrued compensation	$85,273	$93,134
Accounts payable and accrued expenses	51,881	55,322
Dividends payable	18,812	17,948
Taxes payable	—	848
Deferred income taxes	15,580	20,862
Contingent purchase price liability	13,876	—
Other current liabilities	2,902	3,317
Total current liabilities	188,324	191,431
Long-Term Liabilities:
Long-term debt	500,000	500,000
Other long-term liabilities	35,812	26,269
Total long-term liabilities	535,812	526,269
Total liabilities	724,136	717,700
Commitments and contingencies (See Note 20)	—	—
Temporary Equity:
Redeemable non-controlling interests	43,871	72,137
Permanent Equity:
Voting Common Stock, par value $0.00390625 per share:
Authorized, 1,280,000 shares
Issued and outstanding, 431,790 and 390,009 shares, respectively	2	2
Non-Voting Common Stock, par value $0.00390625 per share:
Authorized, 190,720,000 shares
Issued and outstanding, 117,087,810 and 115,421,762 shares, respectively	457	451
Additional paid-in capital	44,786	—
Notes receivable from stock option exercises	(3,078)	(4,704)
Accumulated other comprehensive loss	(1,394)	(5,135)
Retained earnings	266,196	187,904
Total Eaton Vance Corp. shareholders’ equity	306,969	178,518
Non-redeemable non-controlling interests	91	—
Total permanent equity	307,060	178,518
Total liabilities, temporary equity and permanent equity	$1,075,067	$968,355

See notes to Consolidated Financial Statements.

Consolidated Statements of Shareholders’ Equity

	Permanent Equity
(in thousands, except per share data)	Voting and Non-Voting Common Shares	Voting Common Stock	Non-Voting Common Stock	Additional Paid-In Capital	Notes Receivable From Stock Option Exercises
Balance, November 1, 2006	126,435	$1	$493	$—	$(1,891)
Net income	—	—	—	—	—
Other comprehensive loss
Dividends declared ($0.510 per share)
Issuance of Voting Common Stock	99	—	—	388	—
Issuance of Non-Voting Common Stock:
On exercise of stock options	2,176	—	8	34,290	(1,291)
Under employee stock purchase plan	128	—	—	3,311	—
Under employee incentive plan	182	—	1	5,585	—
Under restricted stock plan	13	—	—	—	—
Stock-based compensation	—	—	—	43,305	—
Tax benefit of stock option exercises	—	—	—	9,915	—
Repurchase of Voting Common Stock	(37)	—	—	(146)	—
Repurchase of Non-Voting Common Stock	(10,826)	—	(42)	(96,648)	—
Principal repayments	—	—	—	—	840
Subscriptions (redemptions/distributions) of non-controlling interest holders	—	—	—	—	—
Purchase of non-controlling interest	—	—	—	—	—
Other changes in non-controlling interest	—	—	—	—	—
Acquisition of subsidiary	—	—	—	—	—
Balance, October 31, 2007	118,170	1	460	—	(2,342)
Net income	—	—	—	—	—
Other comprehensive loss
Dividends declared ($0.605 per share)	—	—	—	—	—
Issuance of Voting Common Stock	19	1	—	36	—
Issuance of Non-Voting Common Stock:
On exercise of stock options	1,813	—	7	26,992	(3,681)
Under employee stock purchase plan	112	—	1	3,760	—
Under employee incentive plan	160	—	1	6,414	—
Under restricted stock plan	30	—	—	—	—
Stock-based compensation	—	—	—	39,422	—
Tax benefit of stock option exercises	—	—	—	9,769	—
Cumulative effect of change in accounting principle (See Note 15)	—	—	—	—	—
Repurchase of Non-Voting Common Stock	(4,492)	—	(18)	(86,393)	—
Principal repayments	—	—	—	—	1,319
Subscriptions (redemptions/distributions) of non-controlling interest holders	—	—	—	—	—
Purchase of non-controlling interest	—	—	—	—	—
Deconsolidation	—	—	—	—	—
Other changes in non-controlling interest	—	—	—	—	—
Balance, October 31, 2008	115,812	2	451	—	(4,704)
Net income	—	—	—	—	—
Other comprehensive income
Dividends declared ($0.625 per share)	—	—	—	—	—
Issuance of Voting Common Stock	42	—	—	86	—
Issuance of Non-Voting Common Stock:
On exercise of stock options	1,835	—	7	22,960	(1,458)
Under employee stock purchase plan	206	—	1	4,082	—
Under employee incentive plan	213	—	1	3,612	—
Under restricted stock plan	938	—	3	—	—
Stock-based compensation	—	—	—	41,474	—
Tax benefit of stock option exercises	—	—	—	13,649	—
Repurchase of Non-Voting Common Stock	(1,526)	—	(6)	(41,077)	—
Principal repayments	—	—	—	—	3,084
Subscriptions (redemptions/distributions) of non-controlling interest holders	—	—	—	—	—
Deconsolidation	—	—	—	—	—
Purchase of non-controlling interest	—	—	—	—	—
Other changes in non-controlling interest	—	—	—	—	—
Balance, October 31, 2009	117,520	$2	$457	$44,786	$(3,078)

See notes to Consolidated Financial Statements.

Consolidated Statements of Shareholders’ Equity

	Permanent Equity				Temporary Equity
(in thousands, except per share data)	Accumulated Other Comprehensive Income (Loss)	Retained Earnings	Non- Redeemable Non- controlling Interests	Total Shareholders’ Equity	Redeemable Non- Controlling Interests
Balance, November 1, 2006	$4,383	$438,998	$—	$441,984	$64,046
Net income	—	142,811	—	142,811	6,258
Other comprehensive loss	(1,190)	—	—	(1,190)	—
Dividends declared ($0.510 per share)	—	(62,893)	—	(62,893)	—
Issuance of Voting Common Stock	—	—	—	388	—
Issuance of Non-Voting Common Stock:
On exercise of stock options	—	—	—	33,007	—
Under employee stock purchase plan	—	—	—	3,311	—
Under employee incentive plan	—	—	—	5,586	—
Under restricted stock plan	—	—	—	—	—
Stock-based compensation	—	—	—	43,305	—
Tax benefit of stock option exercises	—	—	—	9,915	—
Repurchase of Voting Common Stock	—	—	—	(146)	—
Repurchase of Non-Voting Common Stock	—	(345,561)	—	(442,251)	—
Principal repayments	—	—	—	840	—
Subscriptions (redemptions/distributions) of non-controlling interest holders	—	—	—	—	(7,988)
Purchase of non-controlling interest	—	8,731	—	8,731	(8,977)
Other changes in non-controlling interest	—	(19,428)	—	(19,428)	19,428
Acquisition of subsidiary	—	—	—	—	655
Balance, October 31, 2007	3,193	162,658	—	163,970	73,422
Net income	—	195,663	—	195,663	7,153
Other comprehensive loss	(8,328)	—	—	(8,328)	—
Dividends declared ($0.605 per share)	—	(70,074)	—	(70,074)	—
Issuance of Voting Common Stock	—	—	—	37	—
Issuance of Non-Voting Common Stock:
On exercise of stock options	—	—	—	23,318	—
Under employee stock purchase plan	—	—	—	3,761	—
Under employee incentive plan	—	—	—	6,415	—
Under restricted stock plan	—	—	—	—	—
Stock-based compensation	—	—	—	39,422	—
Tax benefit of stock option exercises	—	—	—	9,769	—
Cumulative effect of change in accounting principle (See Note 15)	—	(5,000)	—	(5,000)	—
Repurchase of Non-Voting Common Stock	—	(98,932)	—	(185,343)	—
Principal repayments	—	—	—	1,319	—
Subscriptions (redemptions/distributions) of non-controlling interest holders	—	—	—	—	(3,848)
Purchase of non-controlling interest	—	25,900	—	25,900	(26,433)
Deconsolidation	—	—	—	—	(468)
Other changes in non-controlling interest	—	(22,311)	—	(22,311)	22,311
Balance, October 31, 2008	(5,135)	187,904	—	178,518	72,137
Net income	—	130,107	125	130,232	5,293
Other comprehensive income	3,741	—	—	3,741	—
Dividends declared ($0.625 per share)	—	(73,285)	—	(73,285)	—
Issuance of Voting Common Stock	—	—	—	86	—
Issuance of Non-Voting Common Stock:
On exercise of stock options	—	—	—	21,509	—
Under employee stock purchase plan	—	—	—	4,083	—
Under employee incentive plan	—	—	—	3,613	—
Under restricted stock plan	—	—	—	3	—
Stock-based compensation	—	—	—	41,474	—
Tax benefit of stock option exercises	—	—	—	13,649	—
Repurchase of Non-Voting Common Stock	—	—	—	(41,083)	—
Principal repayments	—	—	—	3,084	—
Subscriptions (redemptions/distributions) of non-controlling interest holders	—	—	(34)	(34)	(7,275)
Deconsolidation	—	—	—	—	(4,461)
Purchase of non-controlling interest	—	16,698	—	16,698	(17,051)
Other changes in non-controlling interest	—	4,772	—	4,772	(4,772)
Balance, October 31, 2009	$(1,394)	$266,196	$91	$307,060	$43,871

See notes to Consolidated Financial Statements.

Consolidated Statements of Cash Flows

	Years Ended October 31,
(in thousands)	2009	2008	2007
Cash and cash equivalents, beginning of year	$196,923	$434,957	$206,705
Cash Flows From Operating Activities:
Net income	135,525	202,816	149,069
Adjustments to reconcile net income to net cash provided by operating activities:
Impairment loss on investments	1,863	13,206	—
(Gains) losses on investments	(6,361)	14,646	(7,200)
Amortization of long-term investments	189	1,638	5,234
Unamortized loss on derivative instrument	—	—	(4,467)
Equity in net loss (income) of affiliates	1,744	(8,000)	(6,054)
Dividends received from affiliates	3,069	3,995	5,048
Amortization of debt issuance costs	782	1,374	161
Deferred income taxes	(38,141)	(50,797)	(10,063)
Stock-based compensation	41,474	39,422	43,305
Depreciation and other amortization	21,039	13,298	10,500
Amortization of deferred sales commissions	35,144	47,811	55,015
Payment of capitalized sales commissions	(21,519)	(33,833)	(55,795)
Contingent deferred sales charges received	7,515	12,568	13,462
Proceeds from sale of trading investments	40,136	48,970	42,453
Purchase of trading investments	(52,893)	(123,197)	(26,504)
Changes in other assets and liabilities:
Investment advisory fees and other receivables	2,895	24,974	(22,291)
Other current assets	(1,484)	(2,776)	(875)
Other assets	(139)	(27)	—
Accrued compensation	(7,892)	(12,919)	25,171
Accounts payable and accrued expenses	1,453	(62,308)	33,216
Taxes payable—current	(9,498)	(2,144)	17,395
Other current liabilities	(415)	(26)	(3,946)
Taxes payable — long-term	1,384	—	—
Other long-term liabilities	8,485	23,689	3,523
Net cash provided by operating activities	164,355	152,380	266,357
Cash Flows From Investing Activities:
Additions to equipment and leasehold improvements	(46,302)	(25,010)	(12,694)
Issuance of note receivable to affiliate	(5,000)	(10,000)	—
Payment received on note receivable to affiliate	7,000	—	—
Net cash paid in acquisition	(30,941)	—	—
Purchase of management contracts	—	—	(716)
Proceeds from the sale of available-for-sale investments and investments in affiliates	127,847	364,600	31,085
Purchase of available-for-sale investments	(11,259)	(478,838)	(83,974)
Net cash provided by (used for) investing activities	41,345	(149,248)	(66,299)

See notes to Consolidated Financial Statements

Consolidated Statements of Cash Flows (continued)

	Years Ended October 31,
(in thousands)	2009	2008	2007
Cash Flows From Financing Activities:
Distributions to non-controlling interest holders	(5,685)	(7,542)	(8,360)
Purchase of non-controlling interests	(17,072)	(26,469)	(9,055)
Long-term debt issuance costs	—	—	(5,165)
Proceeds from issuance of long-term debt	—	—	500,000
Excess tax benefit of stock option exercises	13,649	9,769	9,915
Proceeds from issuance of Non-Voting Common Stock	29,208	33,494	41,904
Proceeds from issuance of Voting Common Stock	86	37	388
Repurchase of Non-Voting Common Stock	(41,083)	(185,343)	(442,251)
Repurchase of Voting Common Stock	—	—	(146)
Principal repayments on notes receivable from stock option exercises	3,084	1,319	840
Dividends paid	(72,427)	(69,906)	(60,300)
Proceeds from the issuance of mutual fund subsidiaries’ capital stock	2,034	3,982	371
Redemption of mutual fund subsidiaries’ capital stock	(3,657)	(290)	—
Net cash (used for) provided by financing activities	(91,863)	(240,949)	28,141
Effect of currency rate changes on cash and cash equivalents	(174)	(217)	53
Net increase (decrease) in cash and cash equivalents	113,663	(238,034)	228,252
Cash and cash equivalents, end of year	$310,586	$196,923	$434,957
Supplemental Cash Flow Information:
Interest paid	$32,642	$32,641	$115
Income taxes paid	$103,033	$194,304	$78,238
Supplemental Non-Cash Flow Information from Investing Activities:
Decrease in investments due to net deconsolidations of sponsored investment funds	$(4,438)	$(38)	$—
Decrease in non-controlling interest due to net deconsolidations of sponsored investment funds	$(4,461)	$(468)	$—
Increase in fixed assets due to non-cash fixed asset additions	$3,160	$10,291	$—
Supplemental Non-Cash Flow Information from Financing Activities:
Exercise of stock options through issuance of notes receivable	$1,458	$3,681	$1,291

See notes to Consolidated Financial Statements

Notes to Consolidated Financial Statements

1.	Summary of Significant Accounting Policies

Business and Organization

Eaton Vance Corp. and its subsidiaries (“the Company”) manage investment funds and provide investment management and counseling services to high-net-worth individuals and institutions. The Company’s principal retail marketing strategy is to distribute funds and separately managed accounts primarily through financial intermediaries in the advice channel. The Company also commits significant resources to serving institutional and high-net-worth clients who access investment management services on a direct basis.

Revenue is largely dependent on the total value and composition of assets under management, which include sponsored funds and other investment portfolios. Accordingly, fluctuations in financial markets and in the composition of assets under management impact revenue and the results of operations.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its controlled subsidiaries. The equity method of accounting is used for investments in non-controlled affiliates in which the Company’s ownership ranges from 20 to 50 percent, or in instances in which the Company is able to exercise significant influence but not control (such as representation on the investee’s Board of Directors). The Company consolidates all investments in affiliates in which the Company’s ownership exceeds 50 percent or where the Company has control. In addition, the Company consolidates any variable interest entity (“VIE”) for which the Company is considered the primary beneficiary. The Company provides for non-controlling interests in consolidated subsidiaries for which the Company’s ownership is less than 100 percent. All intercompany accounts and transactions have been eliminated.

A VIE is an entity in which either (a) the equity investment at risk is not sufficient to permit the entity to finance its own activities without additional financial support or (b) the voting rights of the equity investors are not proportional to their obligations to absorb the expected losses of the entity or their rights to receive the expected residual returns of the entity. The Company evaluates whether entities in which it has an interest are VIEs and whether the Company qualifies as the primary beneficiary of any VIEs identified in its analysis.

Basis of Presentation

The preparation of the Company’s consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make judgments, estimates and assumptions that affect the amounts reported in the consolidated financial statements and related notes to the Consolidated Financial Statements. Management believes that the accounting estimates are appropriate and the resulting balances are reasonable; however, due to the inherent uncertainties in making estimates, actual results could differ from those estimates.

In two instances, prior year amounts have been adjusted to conform to the current year presentation. In particular, certain finders fees totaling $2.4 million in 2008 and $1.5 million in 2007 have been reclassified from other expenses to distribution expenses. In addition, cash flow activity for the year ended October 31, 2008 related to the note receivable to affiliate, totaling $10.0 million which had been previously classified as a financing activity has been revised to now be included within investing activities.

Segment Information

Management has determined that the Company operates in one business segment, namely as an investment adviser managing funds and separate accounts. Although the Company does provide supplemental disclosure regarding assets under management and other asset flows by product (primarily distinguishing between funds and separately managed accounts), the Company’s determination that it operates in one business segment is based on the fact that the Company’s chief operating decision maker (namely the Company’s Chief Executive Officer) reviews the Company’s financial performance at an aggregate level. All of the products and services provided by the Company relate to investment management and are subject to a similar regulatory framework. Investment management teams at the Company are generally not aligned with specific product lines or distribution channels; in many instances, the investment professionals who manage the Company’s funds are the same investment professionals who manage the Company’s separately managed accounts.

Cash and Cash Equivalents

Cash and cash equivalents consist principally of cash and short-term, highly liquid investments in sponsored money market funds and commercial paper, which are readily convertible to cash. Cash equivalents have original maturities of less than three months on the date of acquisition and are stated at cost, which approximates market value due to the short-term maturity of these investments.

Investments

Investments classified as trading

Marketable securities classified as trading consist primarily of investments in debt and equity securities held in the portfolios of sponsored funds consolidated by the Company and other debt and equity securities held by the Company in separately managed accounts seeded for new product development purposes.

Investment securities held in the portfolios of sponsored funds consolidated by the Company are carried at fair value based upon quoted market prices. Consolidated funds are subject to investment company reporting conventions in consolidation. As a result, net realized and unrealized gains or losses recognized on investments held in the portfolios of consolidated funds are reflected as a component of other revenue. The specific identified cost method is used to determine the realized gain or loss on all trading securities sold.

Investment securities held in the portfolios of separately managed accounts are carried at fair value based on quoted market prices. Net realized and unrealized gains or losses recognized on investments held in the portfolios of separately managed accounts are reflected as a component of other income and expense (below operating income). The specific identified cost method is used to determine the realized gain or loss on all trading securities sold.

Investments classified as available-for-sale

Marketable securities classified as available-for-sale consist primarily of investments in shares of sponsored funds and are carried at fair value based on quoted market prices. Unrealized holding gains or losses (to the extent such losses are considered temporary) are reported net of deferred tax as a separate component of accumulated other comprehensive income or loss until realized. Realized gains or losses are reflected as a component of other income and expense. The specific identified cost method is used to determine the realized gain or loss on the sale of shares of sponsored funds.

The Company evaluates the carrying value of marketable securities classified as available-for-sale for impairment on a quarterly basis. In its impairment analysis, the Company takes into consideration numerous criteria, including the duration and extent of any decline in fair value and the Company’s intent with respect to a given security. If the decline in value is determined to be other-than-temporary, the carrying value of the security is written down to fair value through net income.

Collateralized Debt Obligation Entities

Investments in collateralized debt obligation entities (“CDO entities”) are carried at amortized cost unless impaired. The excess of actual and anticipated future cash flows over the initial investment at the date of purchase is recognized as interest income over the life of the investment using the effective yield method. The Company reviews cash flow estimates throughout the life of each CDO entity. If the updated estimate of future cash flows (taking into account both timing and amounts) is less than the last revised estimate, an impairment loss is recognized based on the excess of the carrying amount of the investment over its fair value.

Investments in Affiliates

Investments in non-controlled affiliates in which the Company’s ownership ranges from 20 to 50 percent, or in instances in which the Company is able to exercise significant influence but not control, are accounted for under the equity method of accounting. Under the equity method of accounting, the Company’s share of the investee’s underlying net income or loss is recorded as equity in net income (loss) of affiliates, net of tax. The net income of the investee is recorded based upon the most current information available at the time, which may precede the date of the Company’s audited financial statements. Distributions received from the investment reduce the Company’s investment balance.

Investments in affiliates are tested annually for impairment in the fourth quarter of each fiscal year or as facts and circumstances indicate that an impairment has occurred by comparing the fair value of the investment to its carrying amount. The Company establishes fair value for the purpose of impairment testing using either quoted market prices, if available, or a market approach.

The market approach employs market multiples for comparable transactions in the financial services industry obtained from industry sources, taking into consideration the nature, scope and size of the acquired entity. Estimates of fair value are established using multiples of assets under management, revenue and earnings before interest, taxes, depreciation and amortization (“EBITDA”) adjusted for size and performance level relative to peer companies. A weighted average calculation is then performed, giving lesser weight to fair value calculated as a multiple of assets under management. The Company believes that fair values calculated based on multiples of revenue and EBITDA are better indicators of fair value given that these fair values provide information as to both scale and profitability.

Once estimated, fair value is compared to carrying value to determine if an impairment has occurred. If the Company determines that an impairment has occurred, the Company evaluates the impairment to determine if the impairment is other-than-temporary, taking into consideration such factors as the Company’s ability to recover the carrying amount of the investment and the ability of the investee to sustain an earnings capacity that would justify the carrying amount of the investment. If the Company determines that the impairment is likely to be other-than-temporary, a loss is recorded.

Cost Method

Certain investments are carried at cost. The fair value of cost method investments is not estimated if there are no identified events or changes in circumstances that may have a significant adverse effect on the fair value of the investment.

Derivative Instruments

The Company may utilize derivative financial instruments to hedge market exposures associated with certain investments, exposures to fluctuations in foreign currency exchange rates associated with investments denominated in foreign currencies and interest rate risk inherent in long-term debt offerings.

The Company records all derivatives as either assets or liabilities on the balance sheet and measures those investments at fair value. For derivative financial instruments that are designated as cash flow hedging instruments, the effective portion of the derivative’s gain or loss is initially reported as a component of other comprehensive income and subsequently reclassified into earnings over the life of the hedge. The ineffective portion of the gain or loss is reported in earnings immediately. Changes in the fair value of the Company’s other derivative financial instruments are recognized in current earnings and, where applicable, are offset by the corresponding gain or loss on the hedged item in the Company’s Consolidated Statement of Income.

Deferred Sales Commissions

Sales commissions paid to broker/dealers in connection with the sale of certain classes of shares of open-end funds and private funds are generally capitalized and amortized over the period during which redemptions by the purchasing shareholder are subject to a contingent deferred sales charge, which does not exceed six years from purchase. Distribution plan payments received from these funds are recorded in revenue as earned. Contingent deferred sales charges and early withdrawal charges received from redeeming shareholders of these funds are generally applied to reduce the Company’s unamortized deferred sales commission assets. Should the Company lose its ability to recover such sales commissions through distribution plan payments and contingent deferred sales charges, the value of these assets would immediately decline, as would future cash flows.

The Company evaluates the carrying value of its deferred sales commission asset for impairment on a quarterly basis. In its impairment analysis, the Company compares the carrying value of the deferred sales commission asset to the undiscounted cash flows expected to be generated by the asset in the form of distribution fees over the remaining useful life of the deferred sales commission asset to determine whether impairment has occurred. If the carrying value of the asset exceeds the undiscounted cash flows, the asset is written down to fair value based on discounted cash flows. Impairment adjustments are recognized in operating income as a component of amortization of deferred sales commissions.

Goodwill and Other Intangible Assets

Goodwill represents the excess of the cost of the Company’s investment in the net assets of acquired companies over the fair value of the underlying identifiable net assets at the dates of acquisition. The Company attributes all goodwill associated with the acquisitions of Atlanta Capital Management Company LLC (“Atlanta Capital”), Fox Asset Management LLC (“Fox Asset Management”) and Parametric Portfolio Associates LLC (“Parametric Portfolio Associates”), which share similar economic characteristics, to a single reporting unit. Management believes that the inclusion of these entities in a single reporting unit for the purposes of goodwill impairment testing most accurately reflects the synergies achieved in acquiring these entities, namely centralized distribution of similar products and services to similar clients.

Goodwill is not amortized but is tested annually for impairment in the fourth quarter of each fiscal year by comparing the fair value of the reporting unit to its carrying amount, including goodwill. The Company establishes fair value for the purpose of impairment testing by averaging fair value established using an income approach and fair value established using a market approach.

The income approach employs a discounted cash flow model that takes into account (1) assumptions that marketplace participants would use in their estimates of fair value, (2) current period actual results, and (3) budgeted results for future periods that have been vetted by senior management at the reporting unit level. The discounted cash flow model incorporates the same fundamental pricing concepts used to calculate fair value in the acquisition due diligence process and a discount rate that takes into consideration the Company’s estimated cost of capital adjusted for the uncertainty inherent in the acquisition.

The market approach employs market multiples for comparable transactions in the financial services industry obtained from industry sources, taking into consideration the nature, scope and size of the acquired reporting unit. Estimates of fair value are established using a multiple of assets under management and current and forward multiples of both revenue and EBITDA adjusted for size and performance level relative to peer companies. A weighted average calculation is then performed, giving greater weight to fair value calculated based on multiples of revenue and EBITDA and lesser weight to fair value calculated as a multiple of assets under management. Fair values calculated using one year, two year and trailing twelve month revenue multiples and one year, two year and trailing twelve month EBITDA multiples are each weighted 15 percent, while fair value calculated based on a multiple of assets under management is weighted 10 percent. The Company believes that fair value calculated based on multiples of revenue and EBITDA is a better indicator of fair value in that these fair values provide information as to both scale and profitability.

If the carrying amount of the reporting unit exceeds its calculated fair value, the second step of the goodwill impairment test will be performed to measure the amount of the impairment loss, if any.

Amortizing identifiable intangible assets generally represent the cost of client relationships and management contracts acquired. In valuing these assets, the Company makes assumptions regarding useful lives and projected growth rates, and significant judgment is required. The Company periodically reviews identifiable intangibles for impairment as events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. If the carrying amounts of the assets exceed their respective fair values, additional impairment tests are performed to measure the amount of the impairment loss, if any.

Non-amortizing intangible assets generally represent the cost of mutual fund management contracts acquired. Non-amortizing intangible assets are tested for impairment in the fourth quarter of each fiscal year by comparing the fair value of the management contracts acquired to their carrying values. If the carrying value of a management contract acquired exceeds its fair value, an impairment loss is recognized equal to that excess.

Equipment and Leasehold Improvements

Equipment and other fixed assets are recorded at cost and depreciated on a straight-line basis over their estimated useful lives, which range from three to five years. Accelerated methods are used for income tax purposes. Leasehold improvements are amortized on a straight-line basis over the shorter of their estimated useful lives or the term of the lease.

Debt Issuance Costs

Deferred debt issuance costs are amortized using the effective interest method over the related term of the debt and are included in other assets. The amortization of deferred debt issuance costs is included in interest expense.

Revenue Recognition

Investment advisory and administration fees

Investment advisory and administration fees for the funds and investment advisory fees for separate accounts managed by the Company are recorded in revenue as the services are performed. Such fees are primarily based on predetermined percentages of the market values of the assets under management. The Company’s fund investment advisory and administration fees are calculated principally as a percentage of average daily assets. The Company’s separate account investment advisory fees are calculated as a percentage of either beginning, average or ending monthly or quarterly assets. Investment advisory and administration fees for the funds are earned daily and paid monthly; investment advisory fees for separate accounts are earned daily and paid either monthly or quarterly. The Company may waive certain fees for investment and administration services at its discretion.

The Company has contractual arrangements with third parties to provide certain fund-related services, including subadvisory and distribution-related services. Management’s determination of whether revenue should be reported gross based on the amount paid by the funds or net of payments to third party service providers is based on management’s assessment of whether the Company is acting as the principal service provider or is acting as an agent. The primary factors considered in assessing the nature of the Company’s role include: (1) if the Company is responsible for the fulfillment of the obligation, including the acceptability of the services provided, (2) if the Company has reasonable latitude to establish the price of the service provided; (3) if the Company has the discretion to select the service provider; and (4) if the Company assumes credit risk in the transaction.

Pursuant to management’s assessment of the criteria described above, investment advisory and administration fees are recorded gross of any subadvisory arrangements, with the corresponding fees paid to any subadvisor based on the terms of those arrangements included in other expenses. In instances where the Company acts as subadvisor or co-manager, investment advisory fees are recorded net.

Distribution, underwriter and service fees

Eaton Vance Distributors, Inc. (“EVD”) currently sells Eaton Vance open-end mutual funds under four primary pricing structures: front-end load commission (“Class A”); spread-load commission (“Class B”); level-load commission (“Class C”); and institutional no-load (“Class I”). Distribution and service fees for all share classes, as further described below, are calculated as a percentage of average daily assets and recorded in revenue as earned, gross of any third-party distribution and service fee arrangements. Both distribution and service fees are earned daily and paid monthly. The expenses associated with third-party distribution and service fee arrangements are recorded in distribution and service fee expense, respectively, as the services are provided by the third party. These expenses are also paid monthly.

For Class A shares, the shareholder pays an underwriter commission to EVD of up to 75 basis points of the dollar value of the shares sold. Underwriter commissions are recorded in revenue at the time of sale. Under certain conditions, the Company may waive the front-end sales load on Class A shares and sell the shares at net asset value. EVD does not receive underwriter commissions on such sales. In addition, for most funds EVD generally receives (and then pays to authorized firms after one year) distribution and service fees of up to 30 basis points of average net assets annually. In the case of certain other funds, EVD may receive 50 basis points of distribution fees in the first year and 25 basis points of distribution fees thereafter and pay to authorized firms a service fee after one year not to exceed 25 basis points annually of average daily net assets.

Class B shares are offered at net asset value, with EVD paying a commission to the selling dealer at the time of sale from its own funds, which may be borrowed. Such payments are capitalized as deferred sales commissions and amortized over the period during which the shareholder is subject to a contingent deferred sales charge, which does not exceed six years. EVD recovers the dealer commissions paid on behalf of the shareholder through distribution fees limited to an annual rate of 75 basis points of the average net assets of the Class B shares. In addition, EVD receives (and then pays to authorized firms after one year) a service fee not to exceed 25 basis points annually of average net assets. Class B shares automatically convert to Class A shares after eight years of ownership.

For Class C shares, the shareholder pays no front-end commissions and no contingent deferred sales charges on redemptions after the first year. EVD pays a commission and the first year’s service fees to the dealer at the time of sale, which together are capitalized and amortized over the first year. EVD receives distribution fees and service fees similar to those for Class B shares at an annual rate of up to 75 basis points and 25 basis points, respectively, of average net assets of the Class. EVD pays both the distribution fee and service fee to the dealer after one year.

Class I shares are offered to certain types of investors at net asset value and are not subject to any sales charges, underwriter commissions, distribution fees or service fees.

Advertising and Promotion

The Company expenses all advertising and promotional costs as incurred. Advertising costs incurred were not material to the Company’s Consolidated Financial Statements in the fiscal years ending October 31, 2009, 2008 and 2007.

Income Taxes

Deferred income taxes reflect the expected future tax consequences of temporary differences between the carrying amounts and tax bases of the Company’s assets and liabilities measured using rates expected to be in effect when such differences reverse. Deferred taxes relate principally to stock-based compensation expense, capitalized closed-end fund expenses and capitalized sales commissions paid to brokers and dealers. Under IRS regulations, stock-based compensation is deductible for tax purposes at the time the employee recognizes the income (upon vesting of restricted stock, exercise of non-qualified stock options and disqualifying dispositions of incentive stock options). Expenses associated with the launch of new closed-end funds, which are expensed as incurred for book purposes, are deductible for tax purposes over a 15 year period. Capitalized sales commission payments, which are capitalized and amortized over a period not to exceed six years for book purposes, are deductible for tax purposes at the time of payment. To the extent that deferred tax assets are considered more likely than not to be unrealizable, valuation allowances are provided.

The Company’s effective tax rate reflects the statutory tax rates of the many jurisdictions in which it operates. Significant judgment is required in determining its effective tax rate and in evaluating its tax positions. In the ordinary course of business, many transactions occur for which the ultimate tax outcome is uncertain. Accounting standards governing the accounting for uncertainty in income taxes for a tax position taken or expected to be taken in a tax return require that the tax effects of a position be recognized only if it is more likely than not to be sustained based solely on its technical merits as of the reporting date. The more-likely-than-not threshold must continue to be met in each reporting period to support continued recognition of the benefit. The difference between the tax benefit recognized in the financial statements for a tax position and the tax benefit claimed in the income tax return is referred to as an unrecognized tax benefit. Unrecognized tax benefits, as well as the related interest and penalties, are adjusted regularly to reflect changing facts and circumstances. While the Company has considered future taxable income and ongoing tax planning in assessing its taxes, changes in tax laws may result in a change to the Company’s tax position and effective tax rate. The Company classifies any interest or penalties incurred as a component of income tax expense.

Earnings Per Share

Earnings per basic share are computed on the basis of the weighted-average number of common shares outstanding during the period. Earnings per diluted share are computed on the basis of the weighted-average number of common shares outstanding during the period plus the dilutive effect of any potential common shares outstanding during the period using the two-class method. Unvested restricted stock awards are not included as incremental shares in the calculation of earnings per diluted share.

Fair Value Measurements

The Company adopted the provisions of a new fair value accounting standard on November 1, 2008, as more fully described in Note 6. The new accounting standard defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date and establishes a hierarchy that prioritizes inputs to valuation techniques to measure fair value. This fair value hierarchy prioritizes the inputs to valuation techniques used to measure fair value and gives the highest priority to quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs.

Investments measured and reported at fair value are classified and disclosed in one of the following categories based on the lowest level input that is significant to the fair value measurement in its entirety. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, an investment’s classification within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.

Level 1
Investments valued using unadjusted quoted market prices in active markets for identical assets at the reporting date. Assets classified as Level 1 include debt and equity securities held in the portfolios of consolidated funds and separate accounts, which are classified as trading, and investments in sponsored mutual funds, which are classified as available-for-sale.

Level 2
Investments valued using observable inputs other than Level 1 unadjusted quoted market prices, such as quoted market prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities that are not active, and inputs other than quoted prices that are observable or corroborated by observable market data. Investments in this category include commercial paper, certain debt securities and investments in sponsored privately offered equity funds, which are not listed but have a net asset value that is comparable to listed mutual funds.

Level 3
Investments valued using unobservable inputs that are supported by little or no market activity. Level 3 valuations are derived primarily from model-based valuation techniques that require significant management judgment or estimation based on assumptions that the Company believes market participants would use in pricing the asset or liability. Investments in this category include investments in CDO entities that are measured at fair value on a non-recurring basis when facts and circumstances indicate the investment has been impaired. The fair values of CDOs are derived from models created to estimate cash flows using key inputs such as default and recovery rates for the underlying portfolio of loans or other securities. CDOs measured at fair value on a non-recurring basis are classified as Level 3 because at least one of the significant inputs used in the determination of fair value is not observable.

Substantially all of the Company’s investments are carried at fair value, with the exception of its investments in CDO entities that have not been impaired in the current fiscal period and certain non-marketable investments which are accounted for using the equity or cost method.

Investments are evaluated for other-than-temporary impairment on a quarterly basis when the cost of an investment exceeds its fair value. The Company considers many factors, including the severity and duration of the decline in fair value below cost, its intent and ability to hold the security for a period of time sufficient for an anticipated recovery in fair value, and the financial condition and specific events related to the issuer. When a decline in fair value of an available-for-sale security is determined to be other-than-temporary, the loss is recognized in earnings in the period in which the other-than-temporary decline in value is determined.

Stock-Based Compensation

The Company accounts for stock-based compensation expense using the fair value method. Under the fair value method, stock-based compensation expense reflects the fair value of stock-based awards measured at grant date, is recognized over the relevant service period and is adjusted each period for anticipated forfeitures. The fair value of each option award is estimated using the Black-Scholes option valuation model. The Black-Scholes option valuation model incorporates assumptions as to dividend yield, volatility, an appropriate risk-free interest rate and the expected life of the option. Stock-based compensation expense for employees who are not retirement eligible is recognized on a straight-line basis over the service or vesting period of the option (generally five years). Prior to fiscal 2006 and the implementation of certain new share-based payment accounting standards, it had been the Company’s policy to recognize all stock-based compensation expense over the vesting period without regard to retirement eligibility. The Company continues to recognize all stock-based compensation expense for awards granted to retirement-eligible employees prior to November 1, 2005 over the vesting period. The Company immediately recognizes compensation expense at grant date for all awards granted to retirement-eligible employees on or after November 1, 2005. For awards granted to employees approaching retirement eligibility, compensation expense is recognized on a straight-line basis over the period from the grant date through the retirement eligibility date.

Foreign Currency Translation

Assets and liabilities of foreign subsidiaries are translated into U.S. dollars at current exchange rates as of the end of the accounting period. Related revenue and expenses are translated at average exchange rates in effect during the accounting period. Net translation exchange gains and losses are excluded from income and recorded in accumulated other comprehensive income. Foreign currency transaction gains and losses are reflected in other income currently as they occur.

Comprehensive Income

The Company reports all changes in comprehensive income in the Consolidated Statements of Shareholders’ Equity and Comprehensive Income. Comprehensive income includes net income, unrealized gains and losses on investment securities classified as available-for-sale, activity from terminated cash flow hedges, and foreign currency translation adjustments, in each case net of tax.

Non-controlling Interests

Non-redeemable non-controlling interests consist entirely of unvested interests granted to employees of our majority-owned subsidiaries under subsidiary-specific long-term equity plans. These grants become subject to put rights upon vesting and are reclassified to temporary equity as vesting occurs.

Non-controlling interests redeemable at fair value consist of interests in our consolidated funds and certain vested interests held by employees of our majority-owned subsidiaries under subsidiary-specific long-term equity plans. The Company’s non-controlling interests redeemable at fair value are recorded in temporary equity at redemption value and changes in the redemption value of these interests are recognized as increases or decreases to additional paid in capital.

Non-controlling interests redeemable at other than fair value consist of certain other interests in our majority owned subsidiaries. These interests in our majority owned subsidiaries are puttable at established multiples of earnings before interest and taxes and, as such, are considered redeemable at other than fair value. The Company’s non-controlling interests redeemable at other than fair value are recorded in temporary equity at redemption value. Through October 31, 2009, changes in redemption value were recorded in retained earnings; prospectively changes in redemption value will be recorded in earnings.

Loss Contingencies

The Company continuously reviews any investor, employee or vendor complaints and pending or threatened litigation. The likelihood that a loss contingency exists is evaluated under the criteria of applicable accounting standards through consultation with legal counsel and a loss contingency is recorded if the contingency is probable and reasonably estimable at the date of the financial statements. There are no losses of this nature that are currently deemed probable and reasonably estimable, and thus none have been recorded in the accompanying Consolidated Financial Statements.

Accounting Policies Retrospectively Adopted

Non-controlling Interests

In December 2007, the FASB issued new authoritative accounting guidance on non-controlling interests in consolidated financial statements. The new accounting guidance establishes accounting and reporting standards for non-controlling interests in subsidiaries and for the deconsolidation of subsidiaries. The new guidance clarifies that a non-controlling interest in a subsidiary is an ownership interest in that entity that should be reported as equity, separate from the parent’s equity, in the consolidated financial statements.

Effective November 1, 2009, the Company adopted the new guidance and retrospectively applied the guidance to previously reported periods. Non-redeemable non-controlling interests have been reclassified to permanent equity with no change in the measurement principles previously applied to these interests. Redeemable non-controlling interests remain classified in mezzanine equity as temporary equity and are measured at redemption value as of the balance sheet date. Presentation of net income in the Company’s Consolidated Statements of Income has been changed to reflect net income with and without consideration of the non-controlling interests. Earnings per share continue to be calculated after consideration of the net income attributable to non-controlling interests. The retrospective impact of adopting the new guidance resulted in an increase in temporary equity, and a corresponding decrease in permanent equity, of $40.0 million and $61.6 million as of October 31, 2009 and 2008, respectively. The purchase of non-controlling interests is now classified as a financing activity on the Company’s Statements of Cash Flows (previously reported as an investing activity). This resulted in revised net cash provided by (used for) investing activities of $41.3 million,

$(149.2) million and $(66.3) million for the years ended October 31, 2009, 2008 and 2007, respectively and revised net cash (used for) provided by financing activities of $(91.9) million, $(240.9) million and $28.1 million as for the years ended October 31, 2009, 2008 and 2007, respectively.

Earnings per Share

In June 2008, the FASB issued new authoritative accounting guidance relating to the determination of whether instruments granted in share-based payment transactions are participating securities. The guidance specifies that unvested share-based payment awards that contain non-forfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities that should be included in the computation of earnings per share pursuant to the two-class method. The Company adopted the new guidance on November 1, 2009 and retrospectively applied the guidance to previously reported periods. The restrospective impact of adopting this new accounting standard reduced basic earnings per share by $0.01 to $1.11 from the $1.12 that was previously reported for the fiscal year ended October 31, 2009; diluted earnings per share was reduced by $0.01 to $1.07 from the $1.08 that was previously reported for the same period. The restrospective impact of adopting this new accounting standard reduced diluted earnings per share by $0.01 to $1.05 from the $1.06 that was previously reported for the fiscal year ended October 31, 2007. It had no impact on basic earnings per share for the fiscal year ended October 31, 2007.

2.	Adoption of New Accounting Standards

The Company adopted the following accounting standards during fiscal 2009.

Subsequent Events

In May 2009, the Financial Accounting Standards Board (“FASB”) issued a new accounting standard regarding subsequent events. This new accounting standard introduces new terminology, defines a date through which management must evaluate subsequent events and lists the circumstances under which an entity must recognize and disclose events or transactions occurring after the balance sheet date. The Company has included the required disclosure in Note 24.

Fair Value Measurements

In September 2006, the FASB issued a new accounting standard regarding fair value measurements. The new accounting standard defines fair value, establishes a framework for measuring fair value, and expands disclosure requirements about fair value measurements. This standard applies to other accounting standards that require or permit fair value measurements but does not in itself require any new fair value measurements. In February 2008, the FASB issued a new accounting standard which delays the effective date of the application of the standard to fiscal years beginning after November 15, 2008 for all non-financial assets and liabilities recognized or disclosed at fair value in the financial statements on a non-recurring basis. Non-recurring non-financial assets include goodwill, indefinite-lived intangible assets, long-lived assets and finite-lived intangible assets measured at fair value for purposes of impairment testing asset retirement and guarantee obligations initially measured at fair value and assets and liabilities initially measured at fair value in a business combination or purchase. The Company adopted the provisions of this new accounting standard on November 1, 2008, with the exception of the application related to non-recurring non-financial assets and liabilities, and has provided the required disclosures in Note 6. The partial adoption of this new accounting standard had no material impact on the Company’s Consolidated Financial Statements.

In April 2009, the FASB issued a new accounting standard regarding determining fair value when the volume and level of activity for the asset or liability have significantly decreased and identifying transactions that are not orderly. The new accounting standard provides additional guidance for estimating fair value when the volume and level of activity for the asset or liability have significantly decreased along with providing guidance on identifying circumstances that indicate a transaction is not orderly. The Company’s adoption of this new accounting standard on May 1, 2009 did not have a material impact on the Company’s consolidated financial condition or results of operations.

Impairment Guidance

In January 2009, the FASB issued a new accounting standard amending the impairment guidance regarding recognition of interest income and impairment on purchased beneficial interests and beneficial interests that continue to be held by a transferor in securitized financial assets to align it with the impairment guidance of other existing accounting standards. Both standards now require management to consider the probability that the holder of an asset will be unable to collect all amounts due when assessing assumptions about future cash flows for evaluations of assets for other-than-temporary impairment. The Company’s adoption of this new accounting standard on November 1, 2008 did not have a material impact on the Company’s Consolidated Financial Statements.

In April 2009, the FASB issued a new accounting standard regarding recognition and presentation of other-than-temporary impairments. This new accounting standard amends the other-than-temporary impairment guidance in GAAP for debt securities to make the guidance more operational and to improve the presentation and disclosure of other-than-temporary impairments on debt and equity securities in the financial statements. This new accounting standard does not amend existing recognition and measurement guidance related to other-than-temporary impairments of equity securities. The Company’s adoption of the new accounting standard on May 1, 2009 did not have a material impact on the Company’s Consolidated Financial Statements.

Derivative Instruments

In March 2008, the FASB issued a new accounting standard regarding disclosures about derivative instruments and hedging activities. This new accounting standard requires enhanced disclosures about an entity’s derivative and hedging activities to improve the transparency of financial reporting. Entities are required to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under previous accounting standards and their related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. The Company’s adoption of this new accounting standard did not have a material impact on the Company’s Consolidated Financial Statements. The Company has included the required disclosures of this standard in Note 16.

In September 2008, the FASB issued a new accounting standard amending an existing accounting standard regarding disclosures about credit derivatives and certain guarantees. This standard amends the existing accounting standard on accounting for derivative instruments and hedging activities to require additional disclosures by sellers of credit derivatives, including credit derivatives embedded in a hybrid instrument. This standard also amends existing accounting standards regarding guarantor’s accounting and disclosure requirements for guarantees, including indirect guarantees of indebtedness of others to require additional disclosure about the current status of the payment/performance risk of a guarantee. The Company’s adoption of this standard did not have a material impact on the Company’s Consolidated Financial Statements.

Disclosures of Transfers of Financial Assets

In December 2008, the FASB issued a new accounting standard regarding disclosures by public entities about transfers of financial assets and interests in VIEs. This new accounting standard requires enhanced disclosures by public entities about transfers of financial assets and interests in VIEs, and provides users of the financial statements with greater transparency about a transferor’s continuing involvement with transferred financial assets and an enterprise’s involvement with VIEs. The Company has included the enhanced disclosures required by this new accounting standard in Note 8.

Accounting for Income Tax Benefits

In June 2007, the FASB issued a new accounting standard regarding accounting for income tax benefits of dividends on share-based payment awards. Under the provisions of the new accounting standard, a realized income tax benefit from dividends or dividend equivalents that are charged to retained earnings and paid to employees for equity classified unvested equity shares, unvested equity share units, and outstanding equity share options should be recognized as an increase to additional paid-in capital. The amount recognized in additional paid-in capital for the realized income tax benefit from dividends on those awards should be included in the pool of excess tax benefits available to absorb tax deficiencies on share-based payment awards. This new accounting standard has been applied to the income tax benefits that resulted from dividends on equity-classified employee share-based payment awards that were declared in fiscal years beginning after December 15, 2007, and interim periods within those fiscal years. The Company’s adoption of the provisions of this new accounting standard on November 1, 2008 had no impact on the Company’s Consolidated Financial Statements.

Fair Value Option

In February 2007, the FASB issued a new accounting standard regarding the fair value option for financial assets and financial liabilities. This new accounting standard permits entities to choose to measure many financial instruments and certain other items at fair value. The objective of the statement is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. The Company adopted this new accounting standard on November 1, 2008, without electing to apply the fair value option to any of its eligible financial assets or financial liabilities existing on its consolidated balance sheet as of November 1, 2008, or for any new eligible financial assets or financial liabilities recognized subsequent to November 1, 2008. Therefore, the adoption of this new accounting standard did not have an impact on the Company’s consolidated financial statements. The Company may elect the fair value option for any future eligible financial assets or financial liabilities upon their initial recognition.

3.	Recent Accounting Developments

VIEs

In June 2009, the FASB issued literature introducing a new consolidation model. This new literature prescribes how enterprises account for and disclose their involvement with VIEs and other entities whose equity at risk is insufficient or lacks certain characteristics. This new accounting changes how an entity determines whether it is the primary beneficiary of a VIE and whether that VIE should be consolidated and requires additional disclosures. As a result, the Company must comprehensively review its involvements with VIEs and potential VIEs to determine the effect on its consolidated financial statements and related disclosures. The new consolidation standard is effective for the Company’s fiscal year that begins on November 1, 2010 and for interim periods within the first annual reporting period. Earlier application is prohibited. The Company is currently evaluating the potential impact on its Consolidated Financial Statements.

Accounting for Transfers of Financial Assets

In June 2009, the FASB issued a new accounting standard regarding accounting for transfers of financial assets. This new accounting standard changes the derecognition guidance for transferors of financial assets, including entities that sponsor securitizations, to align that guidance with the original intent of the accounting standard on accounting for the transfers and servicing of financial assets and extinguishments of liabilities. This new accounting standard also eliminates the exemption from consolidation for qualifying special purpose entities. This new accounting standard is effective for the Company’s fiscal year that begins on November 1, 2010 and for interim periods within that first annual reporting period. Earlier application is prohibited. The recognition and measurement provisions of this new accounting standard must be applied to transfers that occur on or after the effective date. The Company is currently evaluating the potential impact, if any, on its Consolidated Financial Statements.

Intangible Assets

In April 2008, the FASB issued a new accounting standard regarding the determination of the useful life of intangible assets. This new accounting standard amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset. The intent of this new accounting standard is to improve the consistency between the useful life of a recognized intangible asset and the period of expected cash flows used to measure the fair value of the asset under superseded content. This new accounting standard is effective for the Company’s fiscal year that begins on November 1, 2009 and interim periods within that fiscal year. The Company does not anticipate that the provisions of this new accounting standard will have an impact on its consolidated results of operations or consolidated financial position.

Business Combinations

In December 2007, the FASB issued an amended accounting standard related to business combinations. This amended accounting standard establishes principles and requirements for how the acquirer in a business combination recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree, recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase, and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. The statement requires an acquirer to recognize the assets acquired, liabilities assumed and any non-controlling interest in the acquiree at the acquisition date at fair value, with limited exceptions. It also addresses the measurement of fair value in a step acquisition, changes the requirements for recognizing assets acquired and liabilities assumed subject to contingencies, provides guidance on recognition and measurement of contingent consideration and requires that acquisition-related costs be expensed as incurred. The amended accounting standard shall be applied prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Earlier application is prohibited.

In November 2008, the FASB issued a new accounting standard regarding equity method investment accounting considerations. This new accounting standard clarifies the accounting for certain transactions and impairment considerations involving equity method investments. This new accounting standard is effective for the Company’s fiscal year that begins on November 1, 2009 and interim periods within that fiscal year. The Company does not anticipate that the provisions of this new accounting standard will have an impact on its consolidated results of operations or consolidated financial position.

In April 2009, the FASB issued a new accounting standard regarding accounting for assets acquired and liabilities assumed in a business combination that arise from contingencies. This new accounting standard addresses application issues on initial recognition and measurement, subsequent measurement and accounting, and disclosure of assets and liabilities arising from contingencies in a business combination. This new accounting standard shall be applied to assets or liabilities arising from contingencies in business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008.

Fair Value Measurements

In September 2009, the FASB issued a new accounting standard regarding fair value measurements and disclosures for alternative investments in certain entities that calculate net asset value per share (or its equivalent). This new accounting standard, as a practical expedient, permits, but does not require, a reporting entity to measure the fair value of an investment that is within the scope of the amendment on the basis of the net asset value per share of the investment (or its equivalent) if the net asset value of the investment (or its equivalent) is calculated in a manner consistent with established measurement principles as of the reporting entity’s measurement date. This new accounting standard is effective for interim and annual periods ending after December 15, 2009. The Company is currently evaluating the impact on its Consolidated Financial Statements.

In October 2009, the FASB issued a new accounting standard regarding measuring liabilities at fair value. This new accounting standard clarifies how entities should estimate the fair value of liabilities and includes clarifying guidance for circumstances in which a quoted price in an active market is not available, the effect of the existence of liability transfer restrictions, and the effect of quoted prices for the identical liability, including when the identical liability is traded as an asset. This new accounting standard is effective for the first interim or annual reporting period beginning after August 28, 2009. The Company does not anticipate that the provisions of this new accounting standard will have an impact on its consolidated results of operations or consolidated financial position.

4.	Acquisitions, Goodwill and Other Intangible Assets

Fox Asset Management

On June 1, 2009, the Company executed a call option which required the non-controlling interest holders of Fox Asset Management to sell to the Company an additional 4.0 percent interest in the entity. The transaction settled on June 1, 2009 and increased the Company’s ownership interest from 80 percent to 84 percent. Pursuant to the terms of the unit purchase agreement, no proceeds were transferred at closing. Fox Assets Management’s non-controlling interest holders have the right to sell their remaining 16 percent ownership interest in the entity to the Company over a two-year period at a multiple of earnings before taxes based on financial results of the entity for the calendar years ending December 31, 2009 and 2010. The Company has the right to purchase the remaining 16 percent ownership interest in the entity at a multiple of earnings before taxes based on the financial results of the entity for the calendar year ending December 31, 2010. Neither the exercise of the puts nor the exercise of the calls is contingent upon the non-controlling interest holders of Fox Asset Management remaining employees of the Company.

Atlanta Capital

On June 30, 2009, the non-controlling interest holders of Atlanta Capital, agreed to sell and the Company agreed to purchase an additional 4.2 percent interest in Atlanta Capital for $2.8 million. Pursuant to the terms of a unit purchase and redemption agreement dated November 1, 2008, the purchase price was based on a multiple of earnings before taxes for the calendar year ended December 31, 2008. As a result of the transaction, the Company’s ownership interest increased from 85.5 percent to 89.7 percent. The Company recorded goodwill of $1.9 million and amortizable intangible assets of $0.8 million. The portion of the intangible assets representing client relationships acquired will be amortized over a weighted-average useful life of 6.5 years. The remainder of the purchase price was allocated to non-controlling interest.

In conjunction with the purchase, Atlanta Capital’s operating agreement was amended and restated to extend the originally negotiated put and call periods. Under the terms of the amended and restated operating agreement, the non-controlling interest holders of Atlanta Capital have the right to sell their remaining 10.3 percent interest in Atlanta Capital to the Company at a multiple of earnings before taxes based on the financial results of Atlanta Capital for the fiscal year ending October 31, 2010 and each year thereafter subject to certain restrictions. The Company has the right to purchase the remaining non-controlling interest at a multiple of earnings before taxes based on Atlanta Capital’s financial results for the fiscal year ending October 31, 2013 and, to the extent that the October 31, 2013 call is not exercised, each year thereafter. Neither the exercise of the puts nor the exercise of the calls is contingent upon the non-controlling interest holders of Atlanta Capital remaining employees of the Company.

Also on June 30, 2009, the Company purchased a non-controlling capital interest in Atlanta Capital Management Holdings, LLC (“ACM Holdings”), a partnership that owns the non-controlling interests of Atlanta Capital, for $6.6 million. The Company’s interest in ACM Holdings is non-voting and entitles the Company to receive $6.6 million when the put or call options for non-controlling interest of Atlanta Capital are exercised. The Company’s investment in ACM Holdings is included as a component of long-term investments in the Company’s Consolidated Balance Sheet at October 31, 2009.

In fiscal 2008, non-controlling interest holders of Atlanta Capital exercised a put option whereby units representing a 5.1 percent ownership interest in Atlanta Capital were sold to the Company for $5.0 million based on a multiple of earnings before taxes for the calendar year ended December 31, 2007. In conjunction with the transaction, the Company recorded goodwill of $3.6 million and amortizable intangible assets of $1.3 million representing client relationships acquired. The remainder of the purchase price was allocated to non-controlling interest.

Parametric Portfolio Associates

On May 1, 2009, the non-controlling interest holders of Parametric Portfolio Associates exercised a put option whereby units representing a 3.1 percent capital ownership interest in Parametric Portfolio Associates were sold to the Company for $14.2 million. Pursuant to the acquisition agreement, the purchase price was based on a multiple of earnings before taxes for the calendar year ended December 31, 2008. As a result of the transaction, the Company’s capital ownership interest increased from 89.3 percent to 92.4 percent and the Company’s profits interest increased from 82.3 percent to 87.5 percent. The Company recorded goodwill of $11.6 million and intangible assets of $2.4 million (representing $1.3 million of amortizable intangible assets and $1.1 million of non-amortizable assets). The portion of the intangible assets representing client relationships acquired will be amortized over a weighted-average useful life of 14.8 years. The remainder of the purchase price was allocated to non-controlling interest.

Non-controlling interest holders of Parametric Portfolio Associates have the right to sell to the Company 1.9 percent of the capital of Parametric Portfolio Associates (which entitles the holders to a 3.1 percent profits interest) based on the financial results of Parametric Portfolio Associates for the calendar year ending December 31, 2009. Non-controlling interest holders of Parametric Portfolio Associates will also have the right to sell to the Company the remaining 5.7 percent of the capital of Parametric Portfolio Associates (which entitles the holder to the remaining 9.4 percent profits interest) over a 3-year period based on financial results of Parametric Portfolio Associates for the calendar year ending December 31, 2010 and the next two calendar years. The Company has the right to purchase up to 25 percent of the capital and profit interests currently held by the non-controlling interest holders of Parametric Portfolio Associates based on its financial results for the calendar year ending December 31, 2010 and the balance based on the entity’s financial results for the calendar year ending December 31, 2012. Prices for acquiring capital and profits interests in Parametric Portfolio Associates will be based on a multiple of earnings before interest and taxes. Neither the exercise of the puts nor the exercise of the calls is contingent upon the non-controlling interest holders of Parametric Portfolio Associates remaining employees of the Company.

In fiscal 2008, non-controlling interest holders of Parametric Portfolio Associates exercised put options whereby units representing a 5.0 percent capital ownership interest in Parametric Portfolio Associates were sold to the Company for $21.5 million based on a multiple of earnings before taxes for the calendar year ended December 31, 2007. In conjunction with the purchase, the Company recorded intangible assets of $5.4 million (representing $2.6 million of amortizable intangible assets and $2.8 million of non-amortizable assets) and goodwill of $15.6 million. The remainder of the purchase price was allocated to non-controlling interest.

Parametric Risk Advisors LLC (“Parametric Risk Advisors”)

Parametric Risk Advisors is owned 60 percent by its principals and 40 percent by Parametric Portfolio Associates. Although Parametric Portfolio Associates does not have a controlling economic interest in the entity, which is a VIE, it is the primary beneficiary of the entity and therefore has a controlling interest. Pursuant to the acquisition agreements that apply, Parametric Portfolio Associates will have the right to purchase 18 percent of the interests held by the non-controlling interest holders of Parametric Risk Advisors based on the financial results of the entity for the twelve month period ending April 30, 2010. Parametric Portfolio Associates will have the right to purchase the remaining non-controlling interest in Parametric Risk Advisors over a five year period based on financial results of the entity for the twelve months ending April 30, 2011 and the next four twelve month periods. Prices for acquiring the non-controlling interests of Parametric Risk Advisors will be based on a prescribed multiple of earnings before interest and taxes. Neither the exercise of the puts nor the exercise of the calls is contingent upon the non-controlling interest holders of Parametric Risk Advisors remaining employees of the Company.

Tax-Advantaged Bond Strategies (“TABS”)

On December 31, 2008, the Company acquired the Tax Advantaged Bond Strategies (“TABS”) business of M.D. Sass Investors Services (“MD Sass”), a privately held investment manager based in New York, New York. The TABS team employs a disciplined, quantitative investment process that seeks to achieve high after-tax returns and low performance volatility by investing primarily in high quality municipal bonds and U.S. government securities. The TABS business was acquired to complement the Company’s traditional income-oriented municipal bond strategies. The operating results of the TABS business have been included in the Consolidated Financial Statements since the acquisition. Proforma results of operations have not been presented because the results of operations would not have been materially different from those reported in the accompanying Consolidated Statements of Income. Subsequent to closing, the TABS business was reorganized as the Tax-Advantaged Bond Strategies division of Eaton Vance Management (“EVM”). TABS maintains its former leadership, portfolio team and investment strategies. Its tax-advantaged income products and services continue to be offered directly to institutional and family office clients, and are offered by EVD to retail investors through financial intermediaries.

At closing, the Company paid $30.0 million in cash to acquire the TABS business. The Company will be obligated to make seven annual contingent payments to the selling group based on prescribed multiples of TABS’s revenue for the twelve months ending December 31, 2009, 2010, 2011, 2012, 2014, 2015 and 2016. The selling group includes a member of the TABS leadership team who became an employee of EVM on December 31, 2008. All future payments will be in cash. These payments are not contingent upon any members of the selling group remaining an employee of the Company.

In conjunction with the purchase, the Company recorded $44.8 million of intangible assets representing client relationship intangible assets acquired, which will be amortized over a 10 year period, and a contingent purchase price liability of $13.9 million, which represents the difference between net cash paid at acquisition and the fair value of assets acquired and liabilities assumed.

Goodwill

The changes in the carrying amount of goodwill for the years ended October 31, 2009 and 2008 are as follows:

(in thousands)	2009	2008
Balance, beginning of period	$122,234	$103,003
Goodwill acquired	13,552	19,231
Balance, end of period	$135,786	$122,234

All acquired goodwill is deductible for tax purposes.

The Company completed its most recent goodwill impairment testing in the fourth quarter of fiscal 2009 and determined that there was no impairment in the value of this asset as of September 30, 2009. In order to evaluate the sensitivity of the fair value calculations on the goodwill impairment testing, the Company applied a hypothetical 10 percent and 20 percent decrease to the fair value of the reporting unit. Based on such hypothetical scenarios, the results of the Company’s impairment testing would not change as the reporting unit still had an excess of fair value over the carrying value under both hypothetical scenarios. There were no significant changes in the assumptions, methodologies or weightings used in the Company’s current year goodwill impairment testing.

No impairment loss in the value of goodwill was recognized during the years ended October 31, 2008 or 2007.

Intangible Assets

The following is a summary of other intangible assets at October 31, 2009 and 2008:

2009
(dollars in thousands)	Weighted- Average Amortization Period (In Years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Amortizing intangible assets:
Client relationships acquired	9.8	$109,177	$(35,051)	$74,126
Non-amortizing intangible assets:
Mutual fund management contracts acquired		6,708	—	6,708
Total		$115,885	$(35,051)	$80,834

2008
(dollars in thousands)	Weighted- Average Amortization Period (In Years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Amortizing intangible assets:
Client relationships acquired	11.5	$62,285	$(28,108)	$34,177
Non-amortizing intangible assets:
Mutual fund management contracts acquired		5,633	—	5,633
Total		$67,918	$(28,108)	$39,810

No impairment loss was recognized in the value of amortizing or non-amortizing intangible assets during the years ended October 31, 2009, 2008 or 2007.

Amortization expense was $6.9 million, $2.9 million and $2.6 million for the years ended October 31, 2009, 2008 and 2007, respectively. Estimated amortization expense for the next five years is as follows:

Year Ending October 31, (in thousands)	Estimated Amortization Expense ($)
2010	7,816
2011	7,816
2012	7,816
2013	7,816
2014	7,788

5.	Investments

The following is a summary of investments at October 31, 2009 and 2008:

(in thousands)	2009	2008
Short-term investments:
Consolidated funds:
Commercial paper	$20,800	$ 43,006
Debt securities	29,124	7,372
Investment in affiliate	—	119,565
Total	$49,924	$169,943
Long-term investments:
Consolidated funds:
Debt securities	$15,129	$ 13,839
Equity securities	11,913	17,880
Separately managed accounts:
Debt securities	31,797	17,739
Equity securities	10,450	13,966
Sponsored funds	32,405	24,898
Collateralized debt obligation entities	2,066	4,118
Investments in affiliates	22,267	22,786
Other investments	7,509	965
Total	$133,536	$116,191

Investments classified as trading

The following is a summary of the cost and fair value of investments held in the portfolios of consolidated funds and separately managed accounts classified as trading at October 31, 2009 and 2008:

2009 (in thousands)	Cost	Fair Value
Short-term investments:
Commercial paper	$20,800	$20,800
Debt securities	29,394	29,124
Total	$50,194	$49,924
Long-term investments:
Debt securities	$43,370	$46,926
Equity securities	21,305	22,363
Total	$64,675	$69,289

2008 (in thousands)	Cost	Fair Value
Short-term investments:
Commercial paper	$41,833	$43,006
Debt securities	8,223	7,372
Total	$50,056	$50,378
Long-term investments:
Debt securities	$34,731	$31,578
Equity securities	40,351	31,846
Total	$75,082	$63,424

Gross unrealized gains and losses on debt and equity securities held in the portfolios of consolidated sponsored funds have been reported in income as a component of other revenue. Gross unrealized gains and losses on debt and equity securities held in the portfolios of the Company’s separately managed accounts have been reported in income as unrealized gains and losses (below operating income).

The Company recognized $1.4 million of realized gains and $5.9 million of realized losses related to investments classified as trading for the year ended October 31, 2009. The Company had $5.4 million of unrealized gains and $1.1 million of unrealized losses at October 31, 2009 related to trading securities held at October 31, 2009.

Investments classified as available-for-sale

The following is a summary of the cost and fair value of investments classified as available-for-sale at October 31, 2009 and 2008:

2009		Gross Unrealized
(in thousands)	Cost	Gains	Losses	Fair Value
Long-term investments:
Sponsored funds	$30,414	$2,073	$(82)	$32,405
Total	$30,414	$2,073	$(82)	$32,405

2008		Gross Unrealized
(in thousands)	Cost	Gains	Losses	Fair Value
Long-term investments:
Sponsored funds	$28,158	$312	$(3,572)	$24,898
Total	$28,158	$312	$(3,572)	$24,898

Gross unrealized gains and losses on investments in sponsored funds classified as available-for-sale have been excluded from earnings and reported as a component of accumulated other comprehensive income (loss), net of deferred taxes. No investment with a gross unrealized loss has been in a loss position for greater than one year.

The Company has reviewed the gross unrealized losses of $0.1 million as of October 31, 2009 and determined that these losses were not other-than-temporary, primarily because the Company has both the ability and intent to hold the investments for a period of time sufficient to recover such losses. The aggregate fair value of investments associated with the unrealized losses was $5.6 million at October 31, 2009.

The following is a summary of the Company’s realized gains and losses upon disposition of sponsored funds and certain equity securities classified as available-for-sale for the years ended October 31, 2009, 2008 and 2007.

(in thousands)	2009	2008	2007
Gains	$1,959	$353	$4,746
Losses	(397)	(1)	(1)
Net realized gain	$1,562	$352	$4,745

Investments in collateralized debt obligation entities

The Company provides investment management services for, and has made investments in, a number of CDO entities. The Company’s ownership interests in the CDO entities are carried at amortized cost unless impaired. The Company earns investment management fees, including subordinated management fees in some cases, for managing the collateral for the CDO entities, as well as incentive fees that are contingent on certain performance conditions. At October 31, 2009, combined assets under management in the pools of these CDO entities were $2.5 billion. The Company’s maximum exposure to loss as a result of its investments in the equity of CDO entities is $2.1 million, which is the carrying value of these investments at October 31, 2009. Investors in CDO entities have no recourse against the Company for any losses sustained in the CDO structure.

In fiscal 2009, the Company recognized impairment losses of $1.9 million related to two of the Company’s four cash instrument CDO entities and a synthetic CDO entity. The impairment losses associated with the cash instrument CDO entities resulted from a decrease in the estimated future cash flows from the CDO entities due to an increase in the default rate of the underlying loan portfolios. The impairment losses associated with the synthetic CDO entity, which reduced the Company’s investment in that entity to zero, resulted from a decrease in the estimated cash flows from the entity due to higher realized default rates and lower recovery rates on the reference securities underlying the synthetic CDO entity’s portfolio of credit default swaps.

In fiscal 2008, the Company recognized impairment losses of $13.2 million representing losses relating to investments in four cash instrument CDO entities and one synthetic CDO entity. The impairment losses associated with the four cash instrument CDO entities resulted from a decrease in the estimated future cash flows from the CDO entities combined with an increase in the market yield the Company uses to discount the value of those cash flows to reflect market conditions. The decrease in estimated future cash flows associated with these entities resulted from increases in projected default rate and decreases in projected recovery rates. The impairment loss associated with the synthetic CDO entity also resulted from a decrease in the estimated future cash flows from the entity combined with an increase in the market yield the Company uses to discount the value of those cash flows to reflect market conditions. The decrease in estimated future cash flows associated with the synthetic CDO entity resulted from higher anticipated default rates and lower anticipated recovery rates on the reference securities underlying the synthetic CDO entity’s portfolio of credit default swaps.

Investments in affiliates

The Company has a 20 percent equity interest in Lloyd George Management (BVI) Limited (“LGM”), an independent investment management company based in Hong Kong that primarily manages emerging market equity funds and separate accounts, including several funds sponsored by the Company. The Company’s investment in LGM was $8.3 million and $8.9 million at October 31, 2009 and 2008, respectively.

The Company has a 7 percent equity interest in a private equity partnership that invests in companies in the financial services industry. The Company’s investment in the partnership was $12.5 million and $13.9 million at October 31, 2009 and 2008, respectively. At October 31, 2009, the Company’s investment in the partnership was equal to its share of the underlying net assets.

The Company has a 27 percent equity interest in Eaton Vance Enhanced Equity Option Income Fund as of October 31, 2009. The Company’s $1.4 million investment in the fund was equal to its share of the underlying assets at October 31, 2009.

The Company had a 35 percent equity interest in Eaton Vance Cash Management Fund (“CMF”), an open-end money market mutual fund that invests in short-term obligations and other money market instruments, as of October 31, 2008. The Company classified this investment as a short-term investment for financial reporting purposes due to the short-term nature of the underlying securities in which CMF invests. The Company’s $119.6 million investment in the fund was equal to its share of the underlying net assets at October 31, 2008.

No impairment losses in the value of the company’s investments in affiliates were recognized during the years ended October 31, 2009, 2008 or 2007.

Other investments

Included in other investments are certain investments carried at cost totaling $7.5 million and $1.0 million for the years ended October 31, 2009 and October 31, 2008, respectively. In the third quarter of fiscal 2009, the Company purchased a non-controlling capital interest in ACM Holdings, a partnership that owns certain non-controlling interests of Atlanta Capital, for $6.6 million. The Company’s interest in ACM Holdings is non-voting and entitles the Company to receive $6.6 million when the put or call options for the non-controlling interests of Atlanta Capital are exercised. The Company’s investment in ACM Holdings is included as a component of long-term investments in the Company’s Consolidated Balance Sheet at October 31, 2009. Management believes that the fair value of these investments approximates their carrying value.

6.	Fair Value Measurements of Investments

The Company adopted the provisions of a new fair value accounting standard regarding fair value measurements on November 1, 2008. The new accounting standard defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date and establishes a hierarchy that prioritizes inputs to valuation techniques to measure fair value. This fair value hierarchy prioritizes the inputs to valuation techniques used to measure fair value and gives the highest priority to quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The fair value hierarchy is described more fully in Note 1.

In determining the appropriate levels, the Company performs a detailed analysis of the assets and liabilities that are subject to the new accounting standard. Substantially all of the Company’s investments are carried at fair value, with the exception of its investments in CDO entities that have not been impaired in the current fiscal period and certain investments carried at cost.

The following table summarizes the assets measured at fair value on a recurring basis and their assigned levels within the hierarchy at October 31, 2009:

(in thousands)	Level 1	Level 2	Level 3	Other Assets Not Held at Fair Value (1)	Total
Cash equivalents	$22,956	$184,709	$—	$—	$207,665
Total	$22,956	$184,709	$—	$—	$207,665

Short-term investments:
Consolidated funds:
Commercial paper	$—	$20,800	$—	$—	$20,800
Debt securities	—	29,124	—	—	29,124
Total	$—	$49,924	$—	$—	$49,924

Long-term investments:
Consolidated funds:
Debt securities	$15,129	$—	$—	$—	$15,129
Equity securities	11,913	—	—	—	11,913
Separately managed accounts:
Debt securities	11,007	20,790	—	—	31,797
Equity securities	10,450	—	—	—	10,450
Sponsored funds	29,643	2,762	—	—	32,405
Collateralized debt obligation entities	—	—	—	1,338	1,338
Investments in affiliates	—	—	—	22,267	22,267
Other investments	—	38	—	7,471	7,509
Total	$78,142	$23,590	$—	$31,076	$132,808

(1)	Includes investments in equity method investees and other investments carried at cost which, in accordance with GAAP, are not measured at fair value.

While the Company believes the valuation methods described above are appropriate, the use of different methodologies or assumptions to determine fair value could result in a different estimate of fair value at the reporting date.

The following table summarizes the assets measured at fair value on a non-recurring basis at October 31, 2009:

(in thousands)	Total Level 3	Total Losses
Collateralized debt obligation entities	$728	$1,863
Total	$728	$1,863

The Company had investments in three CDO entities totaling $2.1 million at October 31, 2009. The Company’s investments in CDO entities are carried at amortized cost unless facts and circumstances indicate that the investment has been impaired, at which point the investment is written down to fair value. The Company recognized impairment losses totaling $1.9 million in the fiscal year ended October 31, 2009, representing losses relating to a synthetic CDO entity and two of the Company’s cash instrument CDO entities, as more fully described in Note 5. The provisions of the new accounting standard related to disclosures surrounding nonfinancial assets, such as goodwill, and nonfinancial liabilities have not been applied. The required implementation of these disclosures has been deferred until November 1, 2009.

7.	Fair Value Measurements of Other Financial Instruments

The following is a summary of the carrying amounts and estimated fair values of the Company’s other financial instruments at October 31, 2009 and 2008:

	2009		2008
(in thousands)	Carrying Value	Fair Value	Carrying Value	Fair Value
Other investments	$7,509	$7,509	$965	$965
Note receivable from affiliate	$8,000	$8,000	$10,000	$10,000
Notes receivable from stock option exercises	$3,078	$3,078	$4,704	$4,704
Long-term debt	$500,000	$530,375	$500,000	$485,728

For fair value purposes the carrying values of the other investments, note receivable from affiliate and notes receivable from stock option exercises are estimated to approximate fair value. The carrying value of long-term debt has been valued utilizing publicly available market prices, which are considered Level 1 inputs.

8.	Variable Interest Entities

Investments in VIEs That Are Not Consolidated

In the normal course of business, the Company maintains investments in sponsored CDO entities and privately offered equity funds that are considered VIEs. In most instances, these variable interests represent seed investments made by the Company, as collateral manager or investment advisor, to launch or market these vehicles. The Company receives management fees for the services it provides as collateral manager or investment advisor.

As a matter of course, the Company evaluates its investment in each CDO entity and privately offered equity fund that qualifies as a VIE at inception to determine whether or not it qualifies as the primary beneficiary of the entity based on its obligation to absorb a majority of the expected losses or its right to receive the majority of the residual returns. The Company reevaluates its investment in each entity as facts and circumstances indicate that either the obligation to absorb these expected losses or the right to receive these expected residual returns has been reallocated between the existing primary beneficiary and other unrelated parties. At October 31, 2009, the Company did not qualify as the primary beneficiary of any CDO entity or privately offered equity fund in which it invests.

As of October 31, 2009, the Company managed CDO entities with total assets of $2.5 billion on which the Company earns a management fee. The Company held investments in three of these entities totaling $2.1 million on October 31, 2009. In fiscal 2009, the Company did not provide any financial or other support that it was not previously contractually required to provide and the Company’s risk of loss remains limited to the $2.1 million carrying value of the investments on its Consolidated Balance Sheet at October 31, 2009. There are no arrangements that could require the Company to provide additional financial support to any of the CDO entities in which it invests.

The Company’s investments in CDO entities are carried at amortized cost and collectively disclosed as a component of long-term investments in Note 5. Income from these entities is recorded as a component of interest income based upon projected investment yields.

The Company had investments in 16 privately offered equity funds totaling $2.8 million on October 31, 2009. Assets under management in these entities totaled $11.6 billion on October 31, 2009. In the fourth quarter of fiscal 2008, the Company, as lender, entered into a $10.0 million subordinated term note agreement (the “Note”) with one of the privately offered equity funds in which it invests. The Note was renewed upon expiration on January 16, 2009 for an additional 334 day period and borrowings under the Note were increased to $15.0 million. Subject to certain conditions, the privately offered equity fund may prepay the Note in whole or in part, at any time, without premium or penalty. During the fourth quarter of fiscal 2009, the privately offered equity fund prepaid $7.0 million of the Note. The Company’s risk of loss was $10.8 million on October 31, 2009, representing the $2.8 million carrying value of the investments in privately offered equity funds on its Consolidated Balance Sheet and the stated amount of the Note on October 31, 2009. There are no additional arrangements that could require the Company to provide additional financial support to any of the privately offered equity funds in which it invests.

The Company’s investments in privately offered equity funds are carried at fair value and included in investments in sponsored funds, which are disclosed as a component of long-term investments in Note 5. These investments are classified as available-for-sale and the Company records any change in fair value, net of tax, in other comprehensive income (loss). The Note is classified in the Company’s Consolidated Balance Sheet as a component of total other assets.

Investments in VIEs That Are Consolidated

Parametric Portfolio Associates maintains a 40 percent economic interest in Parametric Risk Parametric Risk Advisors, which meets the definition of a VIE. The equity investment at risk in Parametric Risk Advisors is not sufficient to permit Parametric Risk Advisors to finance its own activities without additional subordinated financial support from Parametric Portfolio Associates and the voting rights of the investors are not proportional to their obligations to absorb the expected losses of the entity or their rights to receive the expected residual returns of the entity. The Company made the determination at the date of acquisition that Parametric Portfolio Associates is the primary beneficiary of the VIE based on the fact that Parametric Portfolio Associates is committed to providing ongoing working capital and infrastructure support and ultimately obligated to absorb 100 percent of the losses despite its 40 percent economic interest.

At October 31, 2009, Parametric Risk Advisors had assets of $2.7 million, consisting primarily of cash and cash equivalents and investment advisory fees receivable, and current liabilities of $0.9 million, consisting primarily of accrued compensation, accounts payable, accrued expenses and intercompany payables. Neither the Company’s variable interest nor maximum risk of loss related to this VIE was material to its consolidated financial statements.

9.	Equipment and Leasehold Improvements

The following is a summary of equipment and leasehold improvements at October 31, 2009 and 2008:

(in thousands)	2009	2008
Equipment	$62,601	$49,711
Leasehold improvements	43,746	34,244
Subtotal	106,347	83,955
Less: Accumulated depreciation and amortization	(31,146)	(32,840)
Equipment and leasehold improvements, net	$75,201	$51,115

Depreciation and amortization expense was $14.1 million, $10.4 million and $7.9 million for the years ended October 31, 2009, 2008 and 2007, respectively.

10.	Note Receivable From Affiliate

In October 2008, the Company, as lender, entered into a $10.0 million subordinated term note agreement (the “Note”) with a sponsored privately offered equity fund. The Note earns daily interest based on the fund’s cost of borrowing under its commercial paper financing facility. Upon expiration of the Note on January 16, 2009, it was extended to December 17, 2009 and increased to $15.0 million. Subject to certain conditions, the fund may prepay the Note in whole or in part, at any time, without premium or penalty. During the fourth quarter of fiscal 2009, the sponsored privately offered equity fund prepaid $7.0 million of the Note. It is anticipated that upon expiration of the Note it will be extended until December 17, 2010. The Note is classified in the Company’s Consolidated Balance Sheet as a component of total other assets. The Company earned $0.5 million and $16,000 in interest on the Note for the years ended October 31, 2009 and 2008, respectively.

11.	Long-term Debt

Ten-Year Senior Notes

On October 2, 2007, the Company issued $500.0 million in aggregate principal amount of 6.5 percent ten-year senior notes due October 2, 2017, resulting in net proceeds of approximately $496.1 million after payment of debt issuance costs. Interest is payable semi-annually in arrears on April 2 and October 2 of each year. There are no covenants associated with the Senior Notes.

Corporate Credit Facility

The Company amended its revolving credit facility on August 13, 2007, increasing its borrowing capacity and extending the expiration of the facility to August 13, 2012. Under the amended facility, the Company may borrow up to $200.0 million at LIBOR-based rates of interest that vary depending on the level of usage of the facility and credit ratings of the Company. The facility agreement contains financial covenants with respect to leverage and interest coverage, and requires the Company to pay an annual commitment fee on any unused portion. Neither financial covenants nor fee rates were affected by the amendment. As of October 31, 2009 and 2008, the Company had no borrowings outstanding under its revolving credit facility and was in compliance with all covenants.

12.	Stock-Based Compensation Plans

The Company’s stock-based compensation plans include the 2008 Omnibus Incentive Plan, as amended and restated (the “2008 Plan”), the Employee Stock Purchase Plan, the Incentive Plan Stock Alternative and the Atlanta Capital Management Long-term Equity Incentive Plan (the “ACM Plan”). The Company recognized total compensation costs related to its plans for the years ended October 31, 2009, 2008 and 2007 as follows:

(in thousands)	2009	2008	2007
2008 Plan:
Stock options	$34,305	$36,221	$40,466
Restricted shares	5,920	1,411	1,036
Phantom stock units	195	—	—
Employee Stock Purchase Plan	897	1,144	1,033
Incentive Plan — Stock Alternative	153	646	770
ACM Plan	200	—	—
Total stock-based compensation expense	$41,670	$39,422	$43,305

The total income tax benefit recognized for stock-based compensation arrangements was $12.0 million, $10.1 million and $11.1 million for the years ended October 31, 2009, 2008 and 2007.

2008 Omnibus Incentive Plan

The 2008 Plan, which is administered by the Compensation Committee of the Board, allows for awards of stock options, restricted shares and phantom stock units to eligible employees and non-employee Directors. Options to purchase Non-Voting Common Stock granted under the 2008 Plan expire ten years from the date of grant, vest over five years and may not be granted with an exercise price that is less than the fair market value of the stock as of the close of business on the date of grant. Restricted shares of Non-Voting Common Stock granted under the 2008 Plan vest over five years and may be subject to performance goals. Phantom stock units granted under the 2008 Plan vest over two years. The 2008 Plan contains change in control provisions that may accelerate the vesting of awards. A total of 9.0 million shares of Non-Voting Common Stock have been reserved for issuance under the 2008 Plan. Through October 31, 2009, 1.0 million restricted shares and options to purchase 3.1 million shares have been issued pursuant to the 2008 Plan.

Stock Options

The fair value of each stock option award is estimated on the date of grant using the Black-Scholes option valuation model. The Black-Scholes option valuation model incorporates assumptions as to dividend yield, volatility, an appropriate risk-free interest rate and the expected life of the option.

Many of these assumptions require management’s judgment. The Company’s stock volatility assumption is based upon its historical stock price fluctuations. The Company uses historical data to estimate option forfeiture rates and the expected term of options granted. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant.

The weighted average fair values per share of stock options granted during the years ended October 31, 2009, 2008 and 2007 using the Black-Scholes option pricing model were as follows:

	2009	2008	2007
Weighted average grant date fair value per share of options granted	$6.72	$14.79	$9.62

Assumptions:
Dividend yield	2.3% to 3.1%	1.2% to 1.9%	1.1% to 1.5%
Volatility	32% to 34%	25% to 29%	25% to 27%
Risk-free interest rate	2.9% to 4.6%	3.6% to 4.4%	4.6% to 4.8%
Expected life of options	7.4 years	6.8 to 7.8 years	6.8 years

Stock option transactions under the 2008 Plan and predecessor plans for the year ended October 31, 2009 are summarized as follows:

(share and intrinsic value figures in thousands)	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value
Options outstanding, beginning of period	28,878	$23.49
Granted	3,127	22.03
Exercised	(1,835)	12.51
Forfeited/expired	(453)	31.72
Options outstanding, end of period	29,717	$23.89	5.3	$205,332
Options exercisable, end of period	18,451	$19.45	4.0	$174,664
Vested or expected to vest at October 31, 2009	29,266	$23.78	5.3	$204,105

The Company received $21.5 million, $23.3 million and $33.0 million related to the exercise of options for the years ended October 31, 2009, 2008 and 2007, respectively. Options exercised represent newly issued shares. The total intrinsic value of options exercised during the years ended October 31, 2009, 2008 and 2007 was $27.8 million, $44.2 million and $47.9 million, respectively. The total fair value of options that vested during the year ended October 31, 2009 was $28.4 million.

As of October 31, 2009, there was $58.2 million of compensation cost related to unvested options granted under the 2008 Plan and predecessor plans not yet recognized. That cost is expected to be recognized over a weighted-average period of 2.6 years.

In November 2009, the Company granted options for the purchase of 2.6 million shares of the Company’s Non-Voting Common Stock under the 2008 Plan at a price of $28.17 per share.

Restricted Shares

Compensation expense related to restricted share grants is recorded over the forfeiture period of the restricted shares, as they are contingently forfeitable. As of October 31, 2009, there was $22.0 million of compensation cost related to unvested awards not yet recognized. That cost is expected to be recognized over a weighted-average period of 3.9 years.

A summary of the Company’s restricted share activity for the year ended October 31, 2009 under the 2008 Plan and predecessor plan is presented below:

(share figures in thousands)	Shares	Weighted- Average Grant Date Fair Value
Unvested, beginning of period	149	$28.21
Granted	973	22.04
Vested	(78)	20.93
Forfeited/expired	(36)	26.82
Unvested, end of period	1,008	$22.87

In November 2009, the Company granted a total of 1.0 million shares of restricted stock under the 2008 Plan.

Phantom Stock Units

During fiscal 2009, 13,530 phantom stock units were issued to non-employee Directors pursuant to the 2008 Plan. Because these units are contingently forfeitable, compensation expense is recorded over the forfeiture period. As of October 31, 2009, there was $0.2 million of compensation cost related to unvested awards not yet recognized. That cost is expected to be recognized over a weighted-average period of 1.1 years.

Employee Stock Purchase Plan

A total of 9.0 million shares of the Company’s Non-Voting Common Stock have been reserved for issuance under the Employee Stock Purchase Plan. The plan qualifies under Section 423 of the United States Internal Revenue Code and permits eligible employees to direct up to 15 percent of their salaries to a maximum of $12,500 per six-month offering period toward the purchase of Non-Voting Common Stock at the lower of 90 percent of the market price of the Non-Voting Common Stock at the beginning or at the end of each six-month offering period. Through October 31, 2009, 7.6 million shares have been issued pursuant to this plan. The Company received $4.1 million, $3.8 million and $3.3 million related to shares issued under the Employee Stock Purchase Plan for the years ended October 31, 2009, 2008 and 2007, respectively.

Incentive Plan — Stock Alternative

A total of 4.8 million shares of the Company’s Non-Voting Common Stock have been reserved for issuance under the Incentive Plan — Stock Alternative. The plan permits employees to direct up to half of their monthly and annual incentive bonuses toward the purchase of Non-Voting Common Stock at 90 percent of the average closing market price of the stock for five business days subsequent to the end of the offering period. Through October 31, 2009, 3.5 million shares have been issued pursuant to this plan. The Company received $3.6 million, $6.4 million and $5.6 million related to shares issued under the Incentive Plan Stock — Alternative for the years ended October 31, 2009, 2008 and 2007, respectively.

ACM Plan

In the twelve months ended October 31, 2009, approximately 57,000 profit units tied to the performance of Atlanta Capital were issued to certain employees of that entity pursuant to the ACM Plan at a weighted-average per of $17.55 per unit. Because the units are contingently forfeitable, compensation expense is recorded over the forfeiture period of five years. As of October 31, 2009, there was $0.8 million of compensation cost related to unvested awards not yet recognized. That cost is expected to be recognized over a weighted-average period of 4 years.

Stock Option Income Deferral Plan

The Company has established an unfunded, non-qualified Stock Option Income Deferral Plan to permit key employees to defer recognition of income upon exercise of non-qualified stock options previously granted by the Company. As of October 31, 2009, options to purchase 0.2 million shares have been exercised and placed in trust with the Company.

Employee Loan Program

The Company has established an Employee Loan Program under which a program maximum of $10.0 million is available for loans to officers (other than executive officers) and other key employees of the Company for purposes of financing the exercise of employee stock options. Loans are written for a seven-year period, at varying fixed interest rates (currently ranging from 1.8 percent to 5.5 percent), are payable in annual installments commencing with the third year in which the loan is outstanding, and are collateralized by the stock issued upon exercise of the option. Loans outstanding under this program are reflected as notes receivable from stock option exercises in shareholders’ equity and amounted to $3.1 million and $4.7 million at October 31, 2009 and 2008, respectively.

13.	Employee Benefit Plans

Profit Sharing Retirement Plan

The Company has a Profit Sharing Retirement Plan for the benefit of substantially all employees. The Company has contributed $13.7 million, $13.5 million and $10.8 million for the years ended October 31, 2009, 2008 and 2007, respectively, representing 15 percent of eligible employee compensation (to a maximum of $34,500, $33,750 and $33,000 per employee) for the years ended October 31, 2009, 2008 and 2007, respectively.

Savings Plan and Trust

The Company has a Savings Plan and Trust that is qualified under Section 401 of the Internal Revenue Code. All full-time employees who have met certain age and length of service requirements are eligible to participate in the plan. This plan allows participating employees to make elective deferrals up to the plan’s annual limits. The Company then matches each participant’s contribution on a dollar-for-dollar basis to a maximum of $1,040 per annum. The Company’s expense under the plan was $0.9 million, $0.9 million and $0.8 million for the years ended October 31, 2009, 2008 and 2007, respectively.

Supplemental Profit Sharing Retirement Plan

The Company has an unfunded, non-qualified Supplemental Profit Sharing Retirement Plan whereby certain key employees of the Company may receive profit sharing contributions in excess of the amounts allowed under the Profit Sharing Retirement Plan. Participation in the Supplemental Profit Sharing Retirement Plan has been frozen and is restricted to employees who qualified as participants on November 1, 2002. The Company did not make any contributions to the plan in fiscal 2009. Participants in the Supplemental Profit Sharing Retirement Plan continue to earn investment returns on their balances commensurate with those earned in the Profit Sharing Retirement Plan. The Company’s expense under the Supplemental Profit Sharing Retirement Plan for the years ended October 31, 2009, 2008 and 2007 was $55,593, $162,800 and $105,000, respectively.

14.	Common Stock

All outstanding shares of the Company’s Voting Common Stock are deposited in a voting trust, the trustees of which have unrestricted voting rights with respect to the Voting Common Stock. The trustees of the voting trust are all officers of the Company. Non-Voting Common shares do not have voting rights under any circumstances. In fiscal 2009, the Company issued approximately 41,781 shares of its Voting Common Stock. The Company did not repurchase any of its Voting Common Stock during fiscal 2009.

The Company’s current share repurchase program was announced on October 24, 2007. The Board authorized management to repurchase up to 8.0 million shares of its Non-Voting Common Stock on the open market and in private transactions in accordance with applicable securities laws. The Company’s stock repurchase program is not subject to an expiration date. In fiscal 2009, the Company purchased approximately 1.5 million shares of its Non-Voting Common Stock. Approximately 1.2 million additional shares may be repurchased under the current authorization.

15.	Income Taxes

The provision for income taxes for the years ended October 31, 2009, 2008 and 2007 consists of the following:

(in thousands)	2009	2008	2007
Current:
Federal	$102,868	$154,791	$92,397
State	6,317	21,160	10,866
Deferred:
Federal	(34,641)	(44,405)	(9,063)
State	(3,500)	(6,392)	(1,000)
Total	$71,044	$125,154	$93,200

Deferred income taxes reflect the expected future tax consequences of temporary differences between the carrying amounts and tax bases of the Company’s assets and liabilities. The significant components of deferred income taxes are as follows:

(in thousands)	2009	2008
Deferred tax assets:
Closed-end fund expenses	$91,720	$91,415
Stock-based compensation	54,318	41,858
Differences between book and tax bases of investments	7,334	8,133
Deferred rent	5,040	2,900
Federal benefit of unrecognized state tax benefits	3,735	—
Unrealized losses on derivative instruments	1,244	1,401
Unrealized net holding losses on investments	734	1,221
Capital loss carry-forward	558	1,637
Differences between book and tax bases of property	—	2,522
Other	165	285
Total deferred tax asset	$164,848	$151,372

(in thousands)	2009	2008
Deferred tax liabilities:
Closed-end fund expenses	$(42,849)	$(65,474)
Deferred sales commissions	(19,621)	(28,122)
Differences between book and tax bases of goodwill and intangibles	(14,734)	(12,008)
Differences between book and tax bases of property	(6,180)	—
Other	—	(273)
Total deferred tax liability	$(83,384)	$(105,877)
Net deferred tax asset	$81,464	$45,495

Deferred tax assets and liabilities are reflected on the Company’s Consolidated Balance Sheets at October 31, 2009 and 2008 as follows:

(in thousands)	2009	2008
Net current deferred tax liability	$(15,580)	$(20,862)
Net non-current deferred tax asset	97,044	66,357
Net deferred tax asset	$81,464	$45,495

The Company has recorded a deferred income tax asset of $0.6 million as of October 31, 2009 relating to $1.5 million in capital loss carry-forwards. The $1.5 million in capital loss carry-forwards will expire at the end of fiscal 2013. No valuation allowance has been recorded for this capital loss carry-forward, reflecting management’s belief that all of the carry-forward will be recoverable prior to expiration.

During the fourth quarter of fiscal 2009 the Company determined that certain incentive stock option equity grants were more appropriately classified as non-qualified stock options. This change in classification resulted in the Company recording a deferred tax asset, and corresponding reduction in tax expense, in the amount of $5.2 million. Also in fiscal 2009, the Company executed two state tax voluntary disclosure agreements that resulted in a net reduction in net income tax expense of $3.1 million.

During the first quarter of fiscal 2008, the Company filed a request for change in accounting method with the Internal Revenue Service under the Service’s automatic consent program. This request relates to the Company’s treatment of expenses associated with the launch of closed-end funds. Historically the Company expensed these costs as incurred for tax purposes; the Company has now elected to capitalize and amortize these expenses for tax purposes over a 15 year period.

In conjunction with the filing of the request for a change in accounting method, the Company recorded a deferred tax asset of $84.9 million, the majority of which will amortize over a 15 year period. In addition, the Company recorded a corresponding deferred tax liability in the amount of $84.9 million, which will reverse over a four year period ending October 31, 2011.

A reconciliation from the U.S. Federal statutory income tax rate to the Company’s effective income tax rate for the years ended October 31, 2009, 2008 and 2007 is as follows:

	2009	2008	2007
Federal statutory rate	35.0%	35.0%	35.0%
State and local income tax, net of federal income tax benefit	2.5	2.9	2.7
Non-controlling interest	(0.9)	(0.8)	(0.9)
Stock-based compensation	(1.0)	1.4	1.9
Release of liabilities associated with uncertain tax positions	(1.5)	—	—
Other	0.1	0.3	0.4
Effective income tax rate	34.2%	38.8%	39.1%

The exercise of non-qualified stock options resulted in a reduction of taxes payable of approximately $13.6 million, $9.8 million and $9.9 million for the years ended October 31, 2009, 2008 and 2007, respectively. Such benefit has been reflected as a component of shareholders’ equity.

Effective November 1, 2007, the Company adopted a new accounting pronouncement that clarifies the accounting for uncertainty in income taxes recognized in the financial statements for a tax position taken or expected to be taken in a tax return. The accounting pronouncement requires that the tax effects of a position be recognized only if it is more-likely-than-not to be sustained based solely on its technical merits as of the reporting date. The more-likely-than-not threshold must continue to be met in each reporting period to support continued recognition of the benefit. The difference between the tax benefit recognized in the financial statements and the tax benefit claimed in the income tax return is referred to as an unrecognized tax benefit.

The adoption of the accounting pronouncement on November 1, 2007 resulted in a reduction to beginning retained earnings in the amount of $5.0 million, which was reflected as a cumulative effect of a change in accounting principle, and a corresponding $5.0 million increase to the Company’s liability for uncertain tax positions. This increase in the liability for unrecognized tax benefits primarily reflects accruals for state income taxes, net of federal benefit.

The change in gross unrecognized tax benefits for the years ended October 31, 2009 and 2008 are as follows:

(in thousands)	2009	2008
Beginning Balance	$16,638	$14,795
Additions for tax provisions of prior years	3,732	1,780
Reductions for tax provisions of prior years	(3,257)	(574)
Additions based on tax provisions related to current year	210	2,648
Reductions for settlements with taxing authorities	(7,348)	(1,538)
Lapse of statute of limitations	—	(473)
Ending Balance	$9,975	$16,638

Current unrecognized tax benefits of $8.7 million, excluding interest and penalties, and prepaid federal and state taxes of $18.2 million are presented net as a component of other current assets. Non-current unrecognized tax benefits of $1.3 million, before interest and penalties, are classified as a component of Other Long-term Liabilities. All unrecognized tax benefits are classified as a component of current taxes payable at October 31, 2008. The total amount of unrecognized tax benefits at October 31, 2009 and 2008 that, if recognized, would impact the effective tax rate is $10.0 million and $16.6 million, respectively.

The Company and its subsidiaries file income tax returns in U.S. federal, state, local and foreign jurisdictions. In the ordinary course of business, various taxing authorities may not agree with certain tax positions the Company has taken, or the applicable law may not be clear. To resolve some of these uncertainties, the Company has executed Voluntary Disclosure Agreements (“VDAs”) with two state taxing authorities. The execution of the VDAs reduced the Company’s income tax expense and effective tax rate by $3.1 million and 1.5%, respectively, for the year ended October 31, 2009.

The Company’s policy is to include interest and penalties in its income tax provision. In the years ended October 31, 2009 and 2008, the Company recognized $0.2 million and $0.6 million, respectively, in interest and penalties in its income tax provision. Accrued interest and penalties, which are included as a component of unrecognized tax benefits, totaled $0.9 million and $3.5 million at October 31, 2009 and 2008, respectively.

The Company believes that over the next 12 months current state tax audits will be completed and it is reasonably possible that the Company’s uncertain state tax positions could decrease by approximately $8.7 million in that period, thereby lowering the Company’s effective tax rate.

The Company is generally no longer subject to income tax examinations by U.S. federal, state, local or non-U.S. tax authorities for fiscal years prior to fiscal 2006.

16. Derivative Financial Instruments

Derivative Financial Instruments Designated as Cash Flow Hedges
In October 2007, the Company issued $500.0 million in aggregate principal amount of 6.5 percent ten-year senior notes due October 2017. In anticipation of the offering, the Company entered into an interest rate lock transaction with an aggregate notional amount of $200.0 million intended to hedge against movements in ten-year Treasury rates between the time at which the decision was made to issue the debt and the pricing of the securities. The prevailing Treasury rate had declined at the time of the pricing of the securities, and the interest rate lock was settled for a payment by the Company of $4.5 million. At termination, the interest rate lock was determined to be an effective cash flow hedge and the $4.5 million settlement cost was recorded as a loss in other comprehensive income (loss), net of tax. The loss recorded in other comprehensive income (loss) will be reclassified to earnings as a component of interest expense over the term of the debt. During the fiscal years ended October 31, 2009 and 2008, the Company reclassified $0.4 million of the loss on the Treasury lock transaction into interest expense. At October 31, 2009, the remaining unamortized loss on this transaction was $3.6 million. During fiscal 2010, the Company expects to reclassify approximately $0.4 million of the loss on the Treasury lock transaction into interest expense.

Other Derivative Financial Instruments
During fiscal 2009, the Company entered into a series of futures contracts to hedge the market price exposure on its investment in a consolidated fund seeded for new product development purposes. At October 31, 2009, the outstanding futures contracts had an aggregate notional value of $9.9 million and net realized and unrealized gains of $42,000 for the year then ended. The net realized and unrealized gains are included in other income (expense) in the Company’s Consolidated Statement of Income for the year ended October 31, 2009.

17.	Non-controlling Interests

Net income attributable to non-controlling interests includes the income allocated to non-controlling interest holders of the Company’s controlled subsidiaries and consolidated funds. For the years ended October 31, 2009, 2008 and 2007, net income attributable to non-controlling interests totaled $5.4 million, $7.2 million and $6.3 million, respectively.

Net income attributable to non-controlling interests in fiscal 2008 reflects a $2.8 million adjustment to reverse stock-based compensation previously allocated to non-controlling interest holders of the Company’s controlled subsidiaries. In fiscal 2008, management determined that the allocation of stock-based compensation expense to non-controlling interest holders reduces the Company’s liability to non-controlling interest holders in a manner that is not consistent with the agreements governing partnership distributions to those individuals. The $2.8 million adjustment recognized in fiscal 2008 represents the reversal of accumulated stock-based compensation expense allocated to non-controlling interest holders from the date of acquisition. Stock-based compensation expense allocated to non-controlling interest holders in prior periods was neither quantitatively nor qualitatively material to the Company’s Consolidated Financial Statements in any previously reported fiscal years or periods.

Net income attributable to non-controlling interests is not adjusted for taxes due to the underlying tax status of the Company’s majority owned subsidiaries and consolidated funds. Atlanta Capital, Fox Asset Management, Parametric Portfolio Associates and Parametric Risk Advisors are limited liability companies that are treated as partnerships for tax purposes. Consolidated funds are registered investment companies or private funds that are treated as pass-through entities for tax purposes.

Interests held by non-controlling unit holders of Atlanta Capital, Fox Asset Management, Parametric Portfolio Associates and Parametric Risk Advisors are not subject to mandatory redemption. The purchase of non-controlling interests is predicated, for each subsidiary, on the exercise of a complex series of puts held by non-controlling unit holders and calls held by the Company. The puts provide non-controlling unit holders the right to require the Company to purchase these retained interests at specific intervals over time, while the calls provide the Company with the right to require the non-controlling unit holders to sell their retained equity interests to the Company at specific intervals over time, as well as upon the occurrence of certain events such as death or permanent disability. As a result, there is significant uncertainty as to timing of any non-controlling interest purchase in the future. The value assigned to the purchase of a non-controlling interest is based, in each case, on a multiple of earnings before interest and taxes of the subsidiary at specific points of time in the future, which is a measure that is intended to represent fair market value at the date of purchase. There is no prescribed floor or ceiling on the value of any non-controlling interest purchase. As a result, there is significant uncertainty as to the amount of any non-controlling interest purchase in the future.

Any additional payments made to the non-controlling interest holders of Atlanta Capital, Fox Asset Management, Parametric Portfolio Associates or Parametric Risk Advisors will be treated as equity transactions.

18.	Comprehensive Income

The components of other comprehensive income (loss) at October 31, 2009, 2008 and 2007 are as follows:

(in thousands)	Gross Amount	Tax (Expense) or Benefit	Net Amount
2009
Net unrealized holding gains on available-for-sale securities	$5,251	$(1,941)	$3,310
Foreign currency translation adjustments	215	(74)	141
Amortization of loss on derivative instruments	447	(157)	290
Other comprehensive income (loss)	$5,913	$(2,172)	$3,741

2008
Net unrealized holding losses on available-for-sale securities	$(12,669)	$4,727	$(7,942)
Foreign currency translation adjustments	(1,055)	379	(676)
Amortization of loss on derivative instruments	447	(157)	290
Other comprehensive income (loss)	$(13,277)	$4,949	$(8,328)

2007
Net unrealized holding gains on available-for-sale securities	$2,615	$(987)	$1,628
Foreign currency translation adjustments	84	(30)	54
Unamortized loss on derivative instruments	(4,430)	1,558	(2,872)
Other comprehensive income (loss)	$(1,731)	$541	$(1,190)

During the years ended October 31, 2009, 2008 and 2007, the Company reclassified gains of $1.6 million, $0.2 million and $2.9 million, respectively, from other comprehensive income (loss) to net income as gains and losses were realized on the sale of available-for-sale securities.

The components of accumulated other comprehensive income (loss) at October 31, 2009 and 2008 are as follows:

(in thousands)	2009	2008
Net unrealized gains (losses) on available-for-sale securities, net of tax	$1,271	$(2,039)
Foreign currency translation adjustments, net of tax	(372)	(513)
Unamortized loss on derivative instruments, net of tax	(2,293)	(2,583)
Total	$(1,394)	$(5,135)

19.	Earnings Per Share

The following table provides a reconciliation of common shares used in the earnings per basic share and earnings per diluted share computations for the years ended October 31, 2009, 2008 and 2007:

(in thousands, except per share data)	2009	2008	2007
Net income allocated to:
Common shares	$128,982	$195,411	$142,596
Participating restricted shares	1,125	252	215
Net income attributable to Eaton Vance Corp. shareholders	$130,107	$195,663	$142,811
Weighted average shares outstanding — basic	116,175	115,810	124,527
Incremental common shares	4,400	8,621	10,652
Weighted average shares outstanding — diluted	120,575	124,431	135,179
Earnings per share:
Basic	$1.11	$1.69	$1.15
Diluted	$1.07	$1.57	$1.05

The Company uses the treasury stock method to account for the dilutive effect of unexercised stock options and unvested restricted stock in earnings per diluted share. Antidilutive incremental common shares related to stock options excluded from the computation of earnings per share were approximately 14.6 million, 3.3 million and 0.1 million for the years ended October 31, 2009, 2008 and 2007, respectively.

20.	Commitments and Contingencies

In the normal course of business, the Company enters into agreements that include indemnities in favor of third parties, such as engagement letters with advisors and consultants, information technology agreements, distribution agreements and service agreements. In certain circumstances, these indemnities in favor of third parties relate to service agreements entered into by investment funds managed and/or advised by EVM or Boston Management and Research. The Company has also agreed to indemnify its directors, officers and employees in accordance with the Company’s Articles of Incorporation, as amended. Certain agreements do not contain any limits on the Company’s liability and, therefore, it is not possible to estimate the Company’s potential liability under these indemnities. In certain cases, the Company has recourse against third parties with respect to these indemnities. Further, the Company maintains insurance policies that may provide coverage against certain claims under these indemnities.

The Company and its subsidiaries are subject to various legal proceedings. In the opinion of management, after discussions with legal counsel, the ultimate resolution of these matters will not have a material adverse effect on the consolidated financial condition or results of operations of the Company.

In July 2006, the Company committed to invest $15.0 million in a private equity partnership that invests in companies in the financial services industry. The Company had invested $12.7 million of the total $15.0 million of committed capital at October 31, 2009. The Company anticipates investing the remaining $2.3 million by September 2010.

The Company leases certain office space and equipment under noncancelable operating leases that expire over various terms. The lease payments are recognized on a straight-line basis over the noncancelable term of the lease plus any anticipated extensions. Rent expense under these leases in 2009, 2008 and 2007 amounted to $22.9 million, $16.8 million and $9.6 million, respectively. Future minimum lease commitments are as follows:

Year Ending October 31, (in thousands)	Amount
2010	$19,919
2011	19,010
2012	18,355
2013	18,021
2014 — thereafter	358,239
Total	$433,544

Other commitments and contingencies include future payments to be made upon the exercise of puts and calls of non-controlling interests in Atlanta Capital, Fox Asset Management, Parametric Portfolio Associates and Parametric Risk Advisors, as well as the contingent payments to be made to the selling shareholders of TABS as more fully described in Note 4.

21.	Regulatory Requirements

EVD, a wholly owned subsidiary of the Company and principal underwriter of the Eaton Vance Funds, is subject to the Securities and Exchange Commission uniform net capital rule, which requires the maintenance of minimum net capital. For purposes of this rule, EVD had net capital of $52.0 million, which exceeds its minimum net capital requirement of $1.8 million at October 31, 2009. The ratio of aggregate indebtedness to net capital at October 31, 2009 was 0.53-to-1.

22.	Concentration of Credit Risk and Significant Relationships

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents held. The Company maintains cash and cash equivalents with various financial institutions. Cash deposits maintained at a financial institution may exceed the federally insured limit.

The following portfolio and related funds provided over 10 percent of the total revenue of the Company and is comprised of investment advisory and administration fees, underwriting commissions, distribution plan payments and service fees for the years ended October 31, 2009, 2008 and 2007:

(dollar figures in thousands)	2009	2008	2007
Tax-Managed Growth Portfolio and related funds	$100,933	$175,721	$204,433
Percent of total revenue	11.3%	16.0%	18.9%
Large Cap Value Portfolio and related funds	$94,665	$—	$—
Percent of total revenue	10.6%	—	—

23.	Comparative Quarterly Financial Information (Unaudited)

	2009
(in thousands, except per share data)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter		Full Year
Total revenue	$209,471	$198,389	$228,373	$254,138		$890,371
Operating income	$51,999	$45,123	$59,233	$76,865		$233,220
Net income attributable to Eaton Vance Corp. shareholders	$24,697	$25,753	$31,223	$48,434	(1)	$130,107
Earnings per share:
Basic	$0.21	$0.22	$0.27	$0.41		$1.11
Diluted	$0.21	$0.21	$0.25	$0.39		$1.07

	2008
(in thousands, except per share data)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
Total revenue	$289,796	$273,426	$282,812	$249,766	$1,095,800
Operating income	$99,167	$96,145	$92,085	$76,355	$363,752
Net income attributable to Eaton Vance Corp. shareholders	$57,928	$53,162	$49,621	$34,952	$195,663
Earnings per share:
Basic	$0.50	$0.46	$0.43	$0.30	$1.69
Diluted	$0.46	$0.43	$0.40	$0.28	$1.57

(1)	Financial results for the fourth quarter of fiscal 2009 reflect the recording a deferred tax asset, and a corresponding reduction in tax expense, of $5.2 million as more fully described in Note 15.

24.	Subsequent Events

The Company evaluated subsequent events and transactions occurring after October 31, 2009 through December 22, 2009, the date these financial statements were issued. The Company is not aware of any subsequent events which would require recognition or disclosure in the financial statements.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Eaton Vance Corp.:

We have audited the accompanying consolidated balance sheets of Eaton Vance Corp. and subsidiaries (the “Company”) as of October 31, 2009 and 2008, and the related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows for each of the three years in the period ended October 31, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Eaton Vance Corp. and subsidiaries as of October 31, 2009 and 2008, and the results of their operations and their cash flows for each of the three years in the period ended October 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Notes 1, 17, and 19, on November 1, 2009, the Company adopted new accounting guidance for noncontrolling interests and earnings per share and retrospectively adjusted all periods presented in the consolidated financial statements. Also, as discussed in Note 15, effective November 1, 2007, the Company adopted new guidance for the accounting for uncertainty in income taxes.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of October 31, 2009, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated December 22, 2009 expressed an unqualified opinion on the Company’s internal control over financial reporting.

DELOITTE & TOUCHE LLP

Boston, Massachusetts
December 22, 2009

(June 2, 2010 as to the effects of the retrospective adoption of new accounting guidance disclosed in Notes 1, 17, and 19)